Share Sale and Purchase Agreement
Hayman Pacific BidCo Pty Ltd (Principal Buyer and, together with the Buyer Nominee (as defined herein), the Buyers)
Cequent Bermuda Holdings Ltd (Principal Seller)
Horizon GBP Finance LLC (First Thailand Seller)
Horizon Euro Finance LLC (Second Thailand Seller)
(the Sellers)
relating to the sale and purchase of
Horizon Global Holdings Australia Pty. Ltd (Company)

Jones Day Level 41, Aurora Place 88 Phillip Street Sydney NSW 2000 Tel: 61 2 8272 0500 Fax: 61 2 8272 0599 www.jonesday.com

CONTENTS
1.	INTERPRETATION		6
	1.1	Definitions	6
	1.2	Interpretation	22
	1.3	Cleared Funds	23
	1.4	Knowledge and Awareness	23
	1.5	Consents or approvals	23
2.	SALE OF SHARES		23
	2.1	Sale and Purchase	23
	2.2	Title and Risk	24
	2.3	No Sale of Part Only	24
	2.4	Waiver of Pre-Emption	24
	2.5	Buyer nominee	24
3.	PURCHASE PRICE		24
	3.1	Purchase Price	24
	3.2	Payment of Purchase Price	24
4.	CONDITIONS PRECEDENT		25
	4.1	Conditions to Completion	25
	4.2	Benefit of Conditions	25
	4.3	Waiver	25
	4.4	Reasonable Endeavours	25
	4.5	Notices in Relation to Conditions	25
	4.6	Non-Satisfaction of Conditions	26
5.	TERMINATION		26
	5.1	Termination on Insolvency	26
	5.2	No other termination, rescission, nor repudiation right	26
6.	PRE-COMPLETION		26
	6.1	Normal Course and Restrictions	26
	6.2	Consent	27
	6.3	Exceptions	27
	6.4	Pre-Completion Access to the Company	27
	6.5	Pre-Completion access to Records	27
	6.6	Buyer limitations	28
	6.7	Permitted Dividend and intercompany debt	28
7.	COMPLETION		28
	7.1	Completion Date and Place	28
	7.2	Principal Seller’s Completion Deliverables	28
	7.3	Principal Buyer’s Completion Deliverables	29
	7.4	Notice to Complete	29
	7.5	Simultaneous Completion and Interdependency	29
8.	COUNTERPARTY CONSENT AND ACCESS		29
9.	ADJUSTMENT OF PURCHASE PRICE		30
	9.1	Preparation of Draft Completion Statement	30
	9.2	Parties to Cooperate	30
	9.3	Content	30
	9.4	Delivery of Draft Completion Statement	30

	9.5	Principal Seller’s Response	30
	9.6	Dispute Procedure	31
	9.7	Acceptance and Deemed Acceptance	31
	9.8	Dispute Resolution Procedure	31
	9.9	Referral to Independent Expert	31
	9.10	Independent Expert Procedure	32
	9.11	Working Capital and Debt Adjustments	33
	9.12	Payment of the Net Adjustment Amount	34
10.	SELLERS' WARRANTIES		34
	10.1	Principal Seller’s Warranties	35
	10.2	First Thailand Seller’s Title & Capacity Warranties	35
	10.3	Second Thailand Seller’s Title & Capacity Warranties	35
11.	PRINCIPAL SELLERS' TAX INDEMNITIES		35
12.	BUYERS' WARRANTIES		36
	12.1	Principal Buyer’s Warranties	36
13.	EXCLUDED LIABILITY AND NON-RELIANCE		36
	13.1	Forward Looking Information	36
	13.2	Statutory actions excluded	36
	13.3	Buyer Group acknowledgments	36
	13.4	No claims against Excluded Persons	37
14.	CLAIMS PROCEDURE		37
	14.1	Written Notice of Claims	37
	14.2	Claim Agreed	37
	14.3	Claim Dispute	38
15.	QUALIFICATIONS AND LIMITATIONS ON LIABILITIES		38
	15.1	General limitations	38
	15.2	Independent Limitations	38
	15.3	Time Limits	39
	15.4	Minimum Claim Amount	39
	15.5	Maximum Aggregate Liability	39
	15.6	Entitlement to credits or amounts	39
	15.7	No double claims	39
	15.8	Mitigation by the Buyers	49
	15.9	Reduction of Purchase Price	50
16.	WARRANTY & INDEMNITY INSURANCE		50
	16.1	W&I Policy	50
	16.2	Nil Recourse	50
	16.3	Waiver and Buyers’ obligations	50
	16.4	Application of clause 16	51
	16.5	No Claims Declarations	51
17.	PERIOD AFTER COMPLETION		51
	17.1	Access to Records by Sellers	51
	17.2	Run-off Insurance	52
	17.3	Misallocation of assets	52
18.	CONFIDENTIALITY		53
	18.1	Existing Confidentiality Agreement	53

	18.2	Primary obligation	53
	18.3	Permitted disclosure	53
	18.4	Security and control	53
	18.5	Agreed form of announcements	54
19.	SELLERS' RESTRICTIVE COVENANT		54
	19.1	Sellers’ restraint	54
	19.2	Exceptions	54
	19.3	Commercial relationship during restraint period	55
	19.4	Restraint Period	55
	19.5	Restraint Area	55
	19.6	Injunctive relief	56
	19.7	Sellers’ Acknowledgements	56
	19.8	Buyers’ Acknowledgements	56
	19.9	Independent restraints	56
20.	TAX MATTERS		57
	20.1	Preparation of Pre-Completion Returns by the Principal Seller	57
	20.2	Principal Buyer’s obligations relating to Pre-Completion Returns	57
	20.3	Principal Buyer may review Pre-Completion Returns	58
	20.4	Preparation of Overlap Returns by Principal Buyer	58
	20.5	Sellers’ obligations relating to Overlap Returns	58
	20.6	Seller may review Overlap Returns	58
	20.7	Tax audits	59
	20.8	Confidentiality	59
	20.9	Tax Gross-Up	59
	20.10	Non-Resident CGT Withholding	59
21.	DISPUTE RESOLUTION		60
	21.1	Dispute	60
	21.2	General Dispute Notice	60
	21.3	Parties to try to settle Dispute	60
22.	GST		60
	22.1	Meaning of capitalised terms	60
	22.2	General	60
	22.3	GST payable	60
	22.4	Recovery of GST payable	60
	22.5	Reimbursement or indemnity payment	61
	22.6	Adjustment Event	61
	22.7	GST in New Zealand	61
23.	PARTIES' APPOINTED REPRESENTATIVES		61
	23.1	Appointment of Sellers’ Representative	61
	23.2	Appointment of Buyers’ Representative	61
	23.3	Acknowledgements	62
	23.4	Attorney	62
24.	COSTS AND STAMP DUTY		62
	24.1	Costs	62
	24.2	Stamp duty	63
25.	NOTICES		63

	25.1	Notices	63
	25.2	Change of address	63
26.	MISCELLANEOUS		64
	26.1	Alterations	64
	26.2	Approvals and consents	64
	26.3	Assignment	64
	26.4	Survival	64
	26.5	Default Interest	64
	26.6	Counterparts	64
	26.7	No merger	65
	26.8	Further action	65
	26.9	Waiver	65
	26.10	Severance	65
	26.11	Power of attorney	65
	26.12	Remedies	65
	26.13	Entire agreement	65
27.	GOVERNING LAW AND JURISDICTION		65
	27.1	Governing Law	66
	27.2	Parties to submit to jurisdiction	66

	Schedule 1.	The HAPAC Group	67
	Schedule 2.	Conditions	71
	Schedule 3.	Normal Course Obligations	74
	Schedule 4.	Pre-Completion Business Restrictions	75
	Schedule 5.	Principal Seller’s Completion Deliverables	77
	Schedule 6.	Principal Buyer’s Completion Deliverables	80
	Schedule 7.	Sellers’ Warranties	81
	Schedule 8.	Buyers’ Warranties	95
	Schedule 9.	Completion Statement	96
	Schedule 10.	Direct Reports	103
	Schedule 11.	Employees and Accrued Entitlements	108
	Schedule 12.	Disclosure Index	163
	Schedule 13.	RFIs	164
	Schedule 14.	Transitional Services Agreement	165
	Schedule 15.	Ancillary IP Contracts	166
	Schedule 16.	Intellectual Property	1
	Schedule 17.	Material Contracts	1
	Schedule 18.	Permitted Encumbrances	1
	Schedule 19.	Public Searches	1

Share Sale and Purchase Agreement

Date	16 August 2019
PARTIES
Principal Buyer	Hayman Pacific BidCo Pty Ltd of Level 31, 126-130 Phillip Street, Sydney NSW 2000.
Principal Seller	Cequent Bermuda Holdings Ltd of Milner House, 18 Parliament Street, Hamilton HM 12 Bermuda.
First Thailand Seller	Horizon GBP Finance LLC of 2600 West Big Beaver Road, Suite 555, Troy, Michigan, USA.
Second Thailand Seller	Horizon Euro Finance LLC of 2711 Centerville Road Suite 400, Wilmington, USA.
(together the Sellers)
BACKGROUND

A.	The Principal Seller owns the Sale Shares.

B.	The Company owns the Majority Thai Shares.

C.	The First Thailand Seller owns the First Thailand Share.

D.	The Second Thailand Seller owns the Second Thailand Shares.

E.	On and subject to the terms and conditions of this Agreement, the Principal Seller has agreed to sell and the Principal Buyer has agreed to purchase the Sale Shares.

F.	On and subject to the terms and conditions of this Agreement, the First Thailand Seller has agreed to sell and the Principal Buyer has agreed to buy the First Thailand Share.

G.
On and subject to the terms and conditions of this Agreement, the Second Thailand Seller has agreed to sell and the Principal Buyer (via the Buyer Nominee) has agreed to buy the Second Thailand Shares.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions
Unless defined elsewhere in this Agreement:
ABAC Laws means

(a)	Divisions 70.2, 141, and 142 of Schedule 1 of the Australian Criminal Code Act of 1995 (Cth);

(b)	the New Zealand Secret Commissions Act 1910 and Crimes Act 1961;

(c)	the Thailand Organic Act on Counter Corruption B.E. 2542 (1999); and

(d)	the United States Foreign Corrupt Practices Act of 1977.
Accounting Standards means the generally accepted accounting principles in the United States of America (US GAAP).
Accounts means the HAPAC Statutory Accounts and HAPAC Consolidated Management Accounts.
Accounts Date means 31 December 2018.
Accrued Entitlements means:

(a)
with respect to the Australian Employees, any entitlements to annual leave, sick leave, long service leave, and rostered days off of the Australian Employees (whether arising under contract, statute, industrial instrument, law or otherwise);

(b)
with respect to the New Zealand Employees, any entitlement to annual leave, sick leave, and long service leave of the New Zealand Employees (whether arising under contract, statute, industrial instrument, law or otherwise); and

(c)
with respect to the Thailand Employees, any entitlement to annual leave, sick leave, and business leave of the Thailand Employees (whether arising under contract, statute, industrial instrument, law or otherwise), in each case, who continue to be employed by the Business at Completion.
Actual Knowledge means, with respect to a particular fact, event or condition, that such Transaction Team Member had an actual conscious awareness and personal knowledge of such fact, event or condition. For the avoidance of doubt, Actual Knowledge does not include constructive, implied or imputed knowledge, nor does it include any actual, constructive, implied or imputed knowledge of any agent or adviser of the Principal Buyer. When Actual Knowledge is used in reference to a breach of a Sellers’ Warranty, or under any of the Corresponding Indemnities or Tax Indemnities, it shall mean Actual Knowledge that the relevant fact, event or condition constitutes the breach.
Agreed Rate with respect to a currency means the spot bid rate of exchange into Australian Dollars as published on the Reserve Bank of Australia website at 4 pm seven Business Days prior to the Completion Date.
Ancillary IP Contracts means:

(a)	the Assignment of Intellectual Property to be entered into by Horizon Global Americas Inc and the Company substantially in the form of Part A of Schedule 15;

(b)	the Assignment of Trade Marks to be entered into by the Company and Horizon Global Americas Inc substantially in the form of Part B of Schedule 15;

(c)	the Transitional Intellectual Property Licence Agreement to be entered into by Horizon Global Americas Inc and Horizon Australia substantially in the form of Part C of Schedule 15;

(d)	the Tekonsha Distribution Agreement to be entered into by Horizon Global Corporation LLC and Horizon Australia substantially in the form of Part D of Schedule 15;

(e)	the Distribution Agreements to be entered into by Horizon Global Corporation LLC and Horizon Australia, with each agreement to be substantially in the form of Part E of Schedule 15; and

(f)	the Trade Mark Licence Agreement to be entered into by Horizon Global Americas Inc and Horizon Australia substantially in the form of Part F of Schedule 15.
ASIC means the Australian Securities and Investments Commission.
ASIC Act means the Australian Securities and Investments Commission Act 2001 (Cth).
Australian Lease Deposits Amount means:

(a)
$15,377.00, being the cash security deposit provided by Horizon Australia to V & A Greco Pty Ltd as trustee for the Greco Family Trust as security for Horizon Australia’s obligations under its lease for Unit 12/ 110 Indian Drive, Keysborough, Victoria 3173; plus

(b)
$48,800, being the cash security deposit provided by Horizon Australia to Facey Industrial Commercial as agent for HAB Investment Pty Ltd (ABN 85 104 646 013) as security for Horizon Australia’s obligations under its lease for 52-60 Pacific Drive, Keysborough, Victoria, 3173.

Australian Premises means:

(a)	47-75 Pacific Drive, Keysborough, Victoria, Australia;

(b)	52-60 Pacific Drive, Keysborough, Victoria, Australia;

(c)	Unit 1, 95 Glendenning Road, Glendenning, New South Wales, Australia;

(d)	219, 221 & 223 Bank Street, Welshpool, Western Australia, Australia; and

(e)	77 Frobisher Street, Osborne Park, Western Australia, Australia.
Australian Employees means each of the employees set out in Part A of Schedule 11.
Australian Executives’ Transaction Incentive Amounts means the amounts payable to certain employees of the HAPAC Group in connection with Completion, as notified by the Principal Seller in accordance with paragraph (d) of Schedule 5.

Australian Executive Transaction Incentive Recipients means each of the individuals to which the Australian Executives’ Transaction Incentive Amounts are directed to be paid by the Principal Seller in accordance with paragraph (d) of Schedule 5.
Authorisations means all permits, licences, consents, approvals, registrations, and authorisations required to conduct the Business or otherwise issued by any Governmental Agency to any HAPAC Entity in relation to the Business.
BNZ means Bank of New Zealand.
BNZ Facility means the Letter of Offer between BNZ and Horizon Global (NZ) Limited dated 28 June 2017.
BNZ Net Debt Amount means any principal and accrued but unpaid interest under the BNZ Facility as at Completion Cut-Off Time including any charges, fees and costs payable in connection with the repayment and termination of the BNZ Facility on Completion, as notified by the Sellers' Representative to the Buyers' Representative under paragraph (d) of Schedule 5.
Business means the business carried on by the HAPAC Group in Australia, New Zealand and Thailand in the 12 months prior to the Operative Date, being the business of designing, manufacturing and distributing custom-engineered towing, trailering, sports bars, cargo management and other related accessory products.
Business Day means a day on which banks are open for business in New York, New York, USA and Melbourne, Victoria, Australia but excludes a Saturday, Sunday, bank holiday or a public holiday in either place.
Business Hours means 9 am to 5 pm on a Business Day.
Buyer Claim means any Claim by a Buyer for or arising from a breach of a Sellers’ Warranty, or under any of the Corresponding Indemnities or Tax Indemnities.
Buyers’ Group means the Buyers and each of their Related Entities, other than any operating or portfolio entity, investment fund or investee entity of the Buyers or any of their Related Entities.
Buyers’ Group Members means each member of the Buyer Group.
Buyer Nominee has the meaning given to it in clause 2.5.
Claim means a claim, notice, demand, action, dispute, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, ascertained, immediate, future, actual or contingent, whether based in contract, tort, common law, equity or statute.
Claim Notice has the meaning given to it in clause 14.1(c)
Claim Dispute Notice has the meaning given to it in clause 14.3(b).
Cleared Funds means telegraphic transfer of immediately available funds to an account or accounts nominated by the party to whom the payment is due 5 Business Days before the date the payment is made or in such other manner as the Sellers’ Representative and the Buyers’ Representative agree in writing.
Company means Horizon Global Holdings Australia Pty Ltd (ACN 107 464 175).
Completion means the performance of the acts set out in clause 7.
Completion Cut-Off Time means 11:59 pm on the day immediately preceding the Completion Date.
Completion Date means:

(a)	the date which is the earlier of:

(i)	the date which is seven Business Days after the date on which all the Conditions have been satisfied or waived (to the extent applicable); or

(ii)	20 September 2019; or

(b)	such other date as is agreed in writing by the Sellers’ Representative and the Buyers’ Representative before the applicable date referred to in paragraph (a).
Completion Debt Amount means the monetary figure (expressed in Australian dollars) which represents the Debt position of the HAPAC Group as at the Completion Cut-Off Time.

Completion Deliverables means the Principal Buyer’s Completion Deliverables and the Principal Seller’s Completion Deliverables.
Completion Statement has the meaning given to it (as applicable) in either clauses 9.7(a), 9.8(c), 9.8(f) or 9.10(a)(viii)(A).
Completion Statement Dispute has the meaning given to it in clause 9.8(d).
Completion Venue means:

(a)	the offices of Jones Day at Level 41, 88 Phillip Street, Sydney; or

(b)	such other location agreed in writing by the Sellers’ Representative and the Buyers’ Representative before Completion.
Completion Working Capital Amount means the monetary figure (expressed in Australian dollars) which represents the Working Capital position of the HAPAC Group as at Completion Cut-Off Time.
Conditions means the conditions precedent to Completion set out in Schedule 2.
Confidential Information means all information relating to a party, the HAPAC Group or Business disclosed to or acquired by the Receiving Party before, on or after the Operative Date, whether orally, in writing or in electronic or machine readable form but does not include information that:

(a)	was in the lawful possession of the Receiving Party before the Disclosing Party had any dealings with the Receiving Party or was independently generated by the Receiving Party or on its behalf;

(b)	is in the public domain other than as a result of a breach of clause 18 or any other obligation of confidentiality owed to the Disclosing Party; or

(c)	was legally and properly obtained by the Receiving Party from any other source without restriction on further disclosure, and includes the existence and terms of each of the Transaction Documents and each agreement, document, or other deliverable to be provided or executed pursuant to a Completion Deliverable.
Confidentiality Agreement means the confidentiality agreement between PEP Services Pty Limited and Horizon Global Corporation dated on or around 30 May 2019.
Consequential Loss means indirect loss which is loss of goodwill, loss of business reputation, loss of future reputation or adverse publicity, or damage to credit rating, but not:

(a)	loss which is direct loss of profits, direct loss of revenue or direct loss of production;

(b)
loss arising naturally and in the usual course of things from the relevant facts or circumstances giving rise to the breach of a Sellers’ Warranty, or under any of the Corresponding Indemnities or Tax Indemnities, or loss which, at the date of this Agreement, would have been reasonably foreseeable by the party who committed the breach; or

(c)	any diminution in the value of the Shares.
Control has the meaning given in section 50AA of the Corporations Act.
Corporations Act means the Corporations Act 2001 (Cth).
Corresponding Indemnities means the:

(a)	Principal Seller’s Corresponding Indemnity;

(b)	First Thailand Seller’s Corresponding Indemnity; and

(c)	Second Thailand Seller’s Corresponding Indemnity.
Data Room means the electronic data room maintained by Ansarada Pty Ltd, on behalf of the Horizon Global Corporation in connection with the transaction contemplated by this Agreement.

Debt means other than the Excluded Debt, all debt of a HAPAC Entity at the Completion Cut-Off Time, including any Liability:

(a)	under any operating lease;

(b)	under any finance or capital lease;

(c)	under any financing agreements or arrangements entered into by any HAPAC Entity for borrowed money (including the current portion thereof);

(d)	of a HAPAC Entity arising from or in connection with a loan from a HAPAC Entity to any of the Sellers or any current or former officer, director, employee, contractor, or consultant of a HAPAC Entity;

(e)	for borrowed money (including the current portion thereof);

(f)	under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility;

(g)	evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation);

(h)	for the payment of money relating to a lease that is required to be classified as a capitalised lease obligation in accordance with generally accepted accounting principles consistently applied;

(i)	for any paid or unpaid HAPAC Entity dividend or distribution or any other entity’s profits before Completion;

(j)	for all or any part of the deferred purchase price of property or services (other than trade payables in the nature of an operating expense), including non-compete payments;

(k)
of a third party that a HAPAC Entity has guaranteed, directly or indirectly, that is recourse to a HAPAC Entity or any of its respective assets or that is otherwise its legal liability or that is partially or wholly secured by the assets of a HAPAC Entity; and

(l)	in relation to any bank guarantees given by a HAPAC Entity or to which a HAPAC Entity is otherwise subject;

(m)	for unpaid third party costs, fees and expenses incurred directly and payable by HAPAC Group in relation to capital expenditure;

(n)	for Income tax payable that is payable but unpaid by HAPAC Group in respect of the period up to the Completion Date;

(o)	in respect of the Thailand employee retirement plan liability outstanding as at the Completion Date;

(p)	for customer deposits for Aftermarket customers;

(q)	for the reversal of accruals and subsequent release of accruals for specific product recalls for the financial year ending 2018;

(r)	for the mark to market valuation of any commodity or foreign currency derivative instruments; and

(s)	in respect of the matters described in the document identified by the number 09.06.01.19 in the Disclosure Index, together with all interest, success fees, prepayment premiums, make-whole premiums or penalties and fees and expenses (including legal fees) arising from or connected to retirement or extinguishment of any Liability or amount referred to sub-paragraphs (a) - (r).
Determined Amount has the meaning given to it in clause 14.2.
Direct Reports means, with respect to each Senior Manager, the individuals set out next to that Senior Manager’s name in Schedule 10.
Disclosing Party has the meaning given to it in clause 18.2(b).
Disclosure Index means the list of documents contained in Schedule 12 which sets out each of the documents contained in the Data Room as at 8:16 pm on 16 August 2019.
Disclosures means:

(a)	the documents uploaded to the Data Room as at 8:16 pm on 16 August 2019 and listed in the Disclosure Index; and

(b)	the RFIs.
Dispute Notice Response has the meaning given in clause 9.8(b)(ii).
Draft Completion Statement has the meaning given to it in clause 9.1.
Employees means the Australian Employees, the New Zealand Employees and the Thailand Employees.
End Date means:

(a)	27 September 2019; or

(b)	such other date as is agreed by the Buyers’ Representative and the Sellers’ Representative in writing before the date set out in paragraph (a).
Engage In means to carry on, participate in, invest in, provide finance or services to, consult for, promote or otherwise be directly or indirectly involved in or have an interest in (directly or through any interposed company, trust, partnership or other entity), whether as a shareholder, security holder, unit holder, director, officer, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, trustee, investor or financier and irrespective of whether any financial benefit is obtained by virtue of the involvement or interest. For the avoidance of doubt, 'Engage In' includes any products or equipment which are sold or otherwise distributed via a third party distributor of a Seller or any of their affiliates.
Excluded Debt means:

(a)	any debt owed by a HAPAC Entity to another HAPAC Entity;

(b)	the specific liabilities of the HAPAC Group or part thereof that are expressly set out in the net working capital section of the Completion Statement; and

(c)	the Australian Lease Deposits Amount;

(d)	the Thailand Bank Guarantees;

(e)	the Thailand Rental Bonds; and

(f)	any debt to the extent relating to the Permitted Encumbrances.
Executives’ Transaction Incentive Amount means the:

(a)	Australian Executives’ Transaction Incentive Amount; and

(b)	US Executives’ Transaction Incentive Amount.
Exempted Transaction means any incidental sale between a Seller (or one of its Related Entities) of products or equipment arising as part of an existing material global customer relationship of the Seller (or one of its Related Entities), provided that such sales do not in aggregate exceed a value of $25,000 in respect of a single customer or $100,000 for all such customers, in each case, in a given financial year.
Exiting HAPAC Group Directors means:

(a)	Simon Enright;

(b)	Jason Kieseker;

(c)	Jay Goldbaum; and

(d)	Ross Healey.
Exiting HAPAC Group Public Officer means Adam Visuna.

Exiting HAPAC Group Secretary means Simon Enright.
Facility Supported Lease Guarantees means:

(a)
the bank guarantee in the amount of $1,515,576.65 provided to FLT Landowner Pty Ltd as Trustee for the Pacific Drive Trust A by NAB on behalf of Horizon Australia under the NAB Facility in connection with Horizon Australia’s lease of 59-75 Pacific Drive, Keysborough, Victoria;

(b)
the bank guarantee in the amount of $102,397 provided to 97 Glendenning Road Pty Ltd by NAB on behalf of Horizon Australia under the NAB Facility in connection with Horizon Australia’s lease of Unit 1, 95 Glendenning Road, Glendenning, NSW; and

(c)
the bank guarantee in the amount of NZD 827,382.45 provided to Flagship Properties Limited by BNZ on behalf of Horizon NZ under the BNZ Facility in connection with Horizon NZ’s lease of Lots 1, 2 and part Lot 3 at the corner of Roscommon Road and Bolderwood Place, Manukau, Auckland.

Fiat-Chrysler means Mopar (Shanghai) Auto Parts Trading Co., Ltd. (Fiat-Chrysler).
Final Completion Debt Amount means the monetary figure (expressed in dollars) set out in the final Completion Statement, which represents the Debt position of the HAPAC Group as at the Completion Cut-Off Time, as shown in the Completion Statement.
Final Completion Working Capital Amount means the monetary figure (expressed in dollars) set out in the final Completion Statement, which represents the Working Capital of the HAPAC Group as the Completion Cut-Off Time, as shown in the Completion Statement.
First Thailand Seller’s Title & Capacity Warranties means the representations and warranties which are given by the First Thailand Seller to the Principal Buyer in Part B of Schedule 7.
First Thailand Seller’s Corresponding Indemnity means the indemnity given by the First Thailand Seller to the Principal Buyer under 10.2(a)(ii).
First Thailand Share means the 1 share in TAPL held by the First Thailand Seller.
First Thailand Cash Amount means $100.
Ford means:

(a)	Ford Motor Company of Australia Ltd;

(b)	Ford Motor Company (Thailand) Limited;

(c)	AutoAlliance (Thailand) Co. Ltd.; and

(d)	Ford Motor Company of NZ Limited.
Ford Contracts means the “Supplier on-Board Agreements” and unfulfilled purchase orders between the HAPAC Entities and Ford specified in item 2 of Part A of Schedule 17.
Forward Looking Information means any expression of opinion, intention, expectation, forecast, estimate, projection and other future information provided by any Seller Group Member or its Representatives to a Buyers’ Group Member or its Representatives in relation to the HAPAC Group or the HAPAC Business (irrespective of whether such information is contained or referred to in the Disclosures).
General Dispute Notice has the meaning given to it in clause 21.2.
General Motors means:

(a)	GM Holden Ltd;

(b)	General Motors (Thailand) Limited;

(c)	GM Thailand Ltd; and

(d)	Holden New Zealand Ltd.
General Motors Contracts means:

(a)	the “General Terms and Conditions” dated February 2014; and

(b)	unfulfilled purchase orders,
between the HAPAC Entities and General Motors specified in item 8 of Part A of Schedule 17.
Governmental Agency means any government (whether federal, state, territory or local) or governmental, semi-governmental, fiscal, administrative or judicial body, department, commission, authority, instrumentality, tribunal, agency or entity in any part of the world.
GST has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or value added tax as defined under any GST Law or imposed by any Governmental Agency.
GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any Tax Law relating to value added tax in any jurisdiction, in each case, as the context requires.
HAPAC Consolidated Management Accounts means the consolidated monthly management accounts for the HAPAC Entities for the months January 2019 to June 2019 (inclusive).
HAPAC Group means the Company and each of the other HAPAC Entities.
HAPAC Entities means:

(a)	the Company;

(b)	Horizon Australia;

(c)	Parkside Towbars;

(d)	Horizon NZ; and

(e)	TAPL.
HAPAC Entity Insureds means:

(a)	Horizon Australia;

(b)	Horizon NZ; and

(c)	TAPL.
HAPAC Group IT System means all computer hardware, databases, data storage systems, software, data centres, communications networks, telephone switchboards, microprocessors, firmware, and other information technology equipment used by any of the HAPAC Entities in the operation of the Business (including personal computers, servers, mobile phones and other apparatus used to create, store, transmit, exchange or receive data and information in a digital form).
HAPAC Group Intellectual Property means the Intellectual Property Rights owned by the HAPAC Group or which a HAPAC Entity has a right to use, including all Intellectual Property Rights set out in Schedule 16.
HAPAC Group Subsidiaries means each of the HAPAC Entities other than the Company.
HAPAC Key Executives means:

(a)	Jason Kieseker;

(b)	Simon Enright;

(c)	Mark Tavenor; and

(d)	Trent Rowe.
HAPAC Statutory Accounts means the audited statements of financial position and the statements of financial performance of the Company for the financial years ending 2017 and 2018, as set out in the folder numbered 03.02.06 and 03.02.07 (respectively) in the Disclosure Index.
Horizon Australia means Horizon Global Pty Ltd (ACN 004 546 543).
Horizon NZ means Horizon Global (NZ) Limited.

ICL means each of:

(a)	ICA (Thailand) Co., Ltd.; and

(b)	ICL Company Limited.
ICL Contracts means:

(a)	the “Purchase Agreement” dated 1 January 2012; and

(b)	unfulfilled purchase orders,
between the HAPAC Entities and ICL specified in item 4 of Part A of Schedule 17.
Independent Expert has the meaning given to it in clause 9.9(a).
Insolvency Event means, as applicable to a natural person or a corporation:

(a)	a person is or states that the person is unable to pay from the person’s own money all the person’s debts as and when they become due and payable;

(b)	a person is taken or must be presumed to be insolvent or unable to pay its debts under any applicable Law;

(c)	an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation;

(d)
an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within seven days;

(e)	a receiver or receiver and manager is appointed in respect of any property of a corporation;

(f)	a corporation is deregistered under the Corporations Act or notice of its proposed deregistration is given to the corporation;

(g)	a distress, attachment or execution is levied or becomes enforceable against any property of a person;

(h)
a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition, or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving all of them;

(i)
a petition for the making of a sequestration order against the estate of a person is presented and the petition is not stayed, withdrawn or dismissed within seven days or a person presents a petition against himself or herself;

(j)	a person presents a declaration of intention under section 54A of the Bankruptcy Act 1966 (Cth); or

(k)	anything analogous to or of a similar effect to anything described above or under the Law of any relevant jurisdiction occurs in respect of a person.
Interest Rate means the three-month USD LIBOR interest rate plus 5.5% as at 4:00 pm on the Operative Date.
Intellectual Property Rights means any and all intellectual property rights throughout the world granted by Law or equity from time to time under the Law of any jurisdiction, including:

(a)
any patent, copyright, trade mark, moral right, design, circuit layout, trade, business, company or domain name or other proprietary rights or any right to registration (including without limitation any renewal or registration, or application for renewal or registration) of such rights; and

(b)	in any invention, discovery, method, process, trade mark, know-how, concept, idea, data or formula and rights in information, including any serendipitous discoveries.
Jayco means Jayco Corporation Pty Ltd.
Jayco Contract means the Supply Agreement dated 10 April 2017 between Jayco and Horizon Australia.

Key Customers means:

(a)	Toyota;

(b)	Ford;

(c)	Mitsubishi;

(d)	ICL;

(e)	Subaru;

(f)	Mercedes;

(g)	Jayco; and

(h)	General Motors.
KPMG Intercompany Debt Settlement Plan means the plan set out in the document identified by the number 03.07.12 of the Disclosure Index.
Law includes any statute, legislation, law, modern award, industrial instruments, regulation, by-law, scheme, determination, ordinance, rule or other statutory provision of any jurisdiction in which HAPAC Entities operate.
Liability means all, losses, liabilities, damages, costs, charges, or expenses of any kind and however arising and includes Taxes and any penalties, fines or interest.
Majority Thai Shares means 299,995 shares in TAPL.
Material Contract Counterparty means:

(a)	each customer of a HAPAC Entity in respect of which that HAPAC Entity derived annual income of greater than $1,000,000 over the 2018 financial year; and

(b)	each supplier of a HAPAC Entity in respect of which that HAPAC Entity made annual payments of greater than $1,000,000 over the 2018 financial year.
Material Contracts means each contract between a HAPAC Entity and:

(a)	a Key Customer, being each of the contracts listed in Part A of Schedule 17; and

(b)	a Material Contract Counterparty, being each of the contracts listed in Part B and Part C of Schedule 17.
Mazda means Mazda Australia Pty Limited and Mazda Motors of N.Z. Ltd.
Mercedes means Mercedes-Benz Australia/Pacific Pty Ltd and DaimlerChrysler Australia/Pacific Pty Ltd.
Mercedes Contracts means the:

(a)	the Deed of Standing Offer for the Supply of Parts dated 1 November 2017;

(b)	the Purchase Order Agreement dated 15 July 2019;

(c)	the Standard Purchase Agreement dated 1 December 2006; and

(d)	unfulfilled purchase orders,
between Mercedes and Horizon Australia specified in item 6 of Part A of Schedule 17.
Mitsubishi means:

(a)	Mitsubishi Motors Australia Limited; and

(b)	Mitsubishi Motors (Thailand) Co. Ltd.; and

(c)	Mitsubishi Motors New Zealand Limited.
Mitsubishi Contracts means:

(a)	the Terms and Conditions of Product Supply dated June 2005; and

(b)	any unfulfilled purchase orders,
between the HAPAC Entities and Mitsubishi specified in item 3 of Part A of Schedule 17.
Moral Rights means moral rights within the meaning of Part IX of the Copyright Act 1968 (Cth) and any analogous rights arising under statute that exist, or may come to exist, anywhere in the world.
NAB means National Australia Bank Limited.
NAB Facility means the Facility Agreement dated 30 June 2017 between Horizon Australia, Parkside Towbars, Horizon NZ and NAB.
NAB Net Debt Amount means any principal and accrued but unpaid interest under the NAB Facility as at Completion Cut-Off Time including any charges, fees and costs payable in connection with the repayment and termination of the NAB Facility on Completion, as notified by the Sellers’ Representative to the Buyers’ Representative under paragraph (d) of Schedule 5.
Net Adjustment Amount means the amount determined under clause 9.11(c).
New Zealand Employees means each of the employees set out in Part B of Schedule 11.
New Zealand Premises means:

(a)	15 Oak Road, Manukau, Auckland, New Zealand;

(b)	Unit B, 87 Gasson Street, Christchurch, New Zealand; and

(c)	Lots 1, 2 and part Lot 43 at the corner of Roscommon Road/Bolderwood Place, Manukau, Auckland.
Normal Course Obligations means the items set out in Schedule 3.
Omitted IP means all Intellectual Property Rights (other than either any Intellectual Property Rights licensed to the Company in an Ancillary IP Contract or any Protected IP), which:

(a)	are owned by any Sellers' Group Member;

(b)	were used by a HAPAC Group Entity in the operation of the Business prior to Completion; and

(c)	are required to be used by a HAPAC Group Entity in order for the HAPAC Group to operate the Business after Completion,
Operative Date means the date on which this Agreement is signed by all of the parties.
Overlap Return means all Tax returns of the HAPAC Group for a period commencing before but ending on or after Completion.
Parkside Towbars means Parkside Towbars Pty Ltd (ACN 103 851 770).
Payable Working Capital Shortfall Amount means the amount by which the Working Capital Shortfall Amount exceeds the Working Capital Buffer.
Payable Working Capital Surplus Amount means the amount by which the Working Capital Surplus Amount exceeds the Working Capital Buffer.
Permitted Encumbrance means:

(a)	a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)	any mechanics’, workmen’s or other like lien arising in the ordinary course of business;

(c)	any retention of title arrangement undertaken in the ordinary course of day to day trading; and

(d)	each security interest described in Schedule 18.
Permitted Dividend has the meaning given in clause 6.7(a).
Personal Information means any information which: (i) is personal information, as defined in the Privacy Act, or (ii) comes within the definition of personal information (or any equivalent term) under other Privacy Laws.

Plant and Equipment means the plant, equipment, vehicles, computers, fixtures and fittings of the HAPAC Group set out in the spreadsheets identified by the numbers 03.05.01 to 03.05.08 in the Disclosure Index.
PPSR means the Australian Personal Property Securities Register or the New Zealand Personal Property Securities Register, as applicable.
Premises means the:

(a)	Australian Premises;

(b)	New Zealand Premises; and

(c)	Thailand Premises.
Pre-Completion Returns means a Tax return of the HAPAC Group for a period ending before Completion that is due for lodgement after Completion.
Protected IP includes all Intellectual Property Rights solely relating to the:

(a)	the Protected Brake Control IP:

(b)
each product range which is branded with or by reference to any trade marks comprising the word “Reese” (excluding any product range which is branded with or by reference to any “Hayman Reese” trade marks); and

(c)	each product range which is branded with or by reference to any trade marks comprising the word “Drawtight”.
Protected Brake Control IP means:

(a)	the Australian trade mark with the registration number 644632;

(b)	the Australian patents with the following registration or application (as applicable) numbers:

(i)	2014224016;

(ii)	2018202829;

(iii)	2017268129;

(iv)	2017326530;

(v)	2017326536;

(vi)	2017326531;

(vii)	2017203868;

(viii)	2017370920; and

(c)	the New Zealand patents with the following registration or application (as applicable) numbers:

(i)	749090;

(ii)	752544;

(iii)	752546;

(iv)	752547;

(v)	;

(vi)	755160;
together with any copyright subsisting in the trade mark and plans, software, drawings or other materials depicting or representing the subject matter of the patents, and confidential information or know-how related to the patents.
Principal Buyer’s Completion Deliverables means the items set out in Schedule 6.

Principal Buyer’s Warranties means the representations and warranties which are given by the Principal Buyer to the Principal Seller set out in Part A of Schedule 8.
Principal Seller’s Completion Deliverables means the items set out in Schedule 1.
Principal Seller’s Corresponding Indemnity means the indemnity given by the Principal Seller to the Principal Buyer under clause 10.1(a)(ii).
Principal Seller’s Title & Capacity Warranties means the representations and warranties given by the Principal Seller to the Principal Buyer set out in paragraph 1 of the Seller’s Warranties.
Principal Seller’s Warranties means the representations and warranties which are given by the Principal Seller to the Principal Buyer set out in Part A of Schedule 7.
Privacy Laws means:

(a)	the Privacy Act, Spam Act 2003 (Cth) and Do Not Call Register Act 2006 (Cth);

(b)
any legislation from time to time in force in any jurisdiction in which the HAPAC Entities operate (including the Commonwealth of Australia and any State or Territory of Australia, Thailand and New Zealand) affecting privacy, Personal Information or the collection, handling, storage, processing, use or disclosure of data; and

(c)	any enforceable ancillary rules, guidelines, orders, directions, directives, codes of conduct or other instruments made or issued thereunder, as amended from time to time.
Privilege means attorney client privilege, legal professional privilege or common interest privilege (or any equivalent principle) under any Law which applies to a Seller or HAPAC Entity.
Public Searches means the searches set out in Schedule 18.
Purchase Price means the aggregate of:

(a)	the Sale Shares Cash Amount;

(b)	the First Thailand Cash Amount;

(c)	the Second Thailand Cash Amount;

(d)	US Executives' Transaction Incentive Amount; and

(e)	Transaction Advisors' Fees,
as adjusted.
RFIs means those questions and responses to legal, financial, tax and commercial due diligence requests contained in the Data Room as at 8:16 pm on 16 August 2019.
Receiving Party has the meaning given in clause 18.2.
Records means books, records, accounts, documents and data owned by a HAPAC Entity or which is the property of a HAPAC Entity.
Related Entities has the meaning given in section 9 of the Corporations Act.
Related Party has the meaning given in section 228 of the Corporations Act.
Relevant Agreement means an agreement between a Relevant Counterparty and a HAPAC Entity.
Relevant Counterparty means each of:

(a)	Mazda;

(b)	Supercheap;

(c)	Fiat-Chrysler; and

(d)	Repco.
Repco means GPC Asia Pacific Pty Ltd.

Representatives of a party means the officers, employees, contractors, sub-contractors, professional advisers, representatives and agents of that party.
Resolution Institute means the Resolution Institute (ACN 008 651 232) whose website is www.resolution.institute.
Restraint Area has the meaning given to such term in clause 19.5.
Restraint Period has the meaning given to such term in clause 19.4.
Run-Off Insurance means the following D&O run off insurance cover:

(a)	the “BusinessGuard Solutions D&O Insurance” policy numbered 2331007073 and issued by New Hampshire Insurance Company to TAPL dated 30 June 2019;

(b)	the “Directors and Officers Liability Insurance” policy numbered 000212705 and issued by AIG Australia Limited to Horizon Australia dated 30 June 2019; and

(c)	the “CorporateGuard D&O Liability Insurance” policy numbered DO9014 and issued by AIG Insurance New Zealand Limited to Horizon NZ dated 30 June 2018.
Sale Shares means all the fully paid ordinary shares in the Company.
Sale Shares Cash Amount means $339,999,800:

(a)	plus the Sale Shares Cash Amount Additions; and

(b)	less the Sale Shares Cash Amount Deductions.
Sale Shares Cash Amount Additions means the:

(a)	Australian Lease Deposits Amount;

(b)	Thailand Retained Cash Amount;

(c)	Thailand Bank Guarantee Amount, converted into Australian dollars using the Agreed Rate; and

(d)	Thailand Rental Bond Amount, converted into Australian dollars using the Agreed Rate.
Sale Shares Cash Amount Deductions means the sum of the following:

(a)	NAB Net Debt Amount; plus

(b)	BNZ Net Debt Amount; plus

(c)	Australian Executives’ Transaction Incentive Amount; plus

(d)	US Executives’ Transaction Incentive Amount; plus

(e)	Transaction Advisors’ Fees.
Second Thailand Cash Amount means $100.
Second Thailand Seller’s Title & Capacity Warranties means the representations and warranties which are given by the Second Thailand Seller to the Principal Buyer in Part C of Schedule 7.
Second Thailand Seller’s Corresponding Indemnity means the indemnity given by the Second Thailand Seller to the Principal Buyer under clause 10.3(a)(ii).
Second Thailand Shares means the 4 shares in TAPL held by the Second Thailand Seller.
Security Interest means any legal or equitable interest or power reserved in or over any asset (or any interest in any asset) or created or otherwise arising or subsisting in or over any asset (or interest in any asset) under a charge, transfer, mortgage, pledge, lien, trust or power by way of security for the payment of a debt or the performance of any obligation, or any other monetary obligation and includes:

(a)	anything which gives a creditor priority to other creditors with respect to any asset;

(b)	retention of title (other than in the ordinary course of day-to-day trading) and a deposit of money by way of security; and

(c)	any “security interest” as defined in sections 12(1) or (2) of the Personal Property Securities Act 2009 (Cth) or section 17 of the Personal Property Securities Act 1999 (New Zealand),
but does not include a Permitted Encumbrance.
Sellers’ Group Member means each member of the Sellers’ Group.
Sellers’ Group means Horizon Global Corporation and its subsidiaries.
Sellers’ Warranties means the:

(a)	Principal Seller’s Warranties;

(b)	First Thailand Seller’s Title & Capacity Warranties; and

(c)	Second Thailand Seller’s Title & Capacity Warranties.
Senior Managers means Jason Kieseker (President & Managing Director - APEA) and each of the individuals set out in column 2 of the table in Schedule 10,
Shares means the Sale Shares and the Thailand Shares.
Specified Landlords means:

(a)	Australand Property Holdings Pty Ltd for the APT (Keysborough No. 2) Trust with respect to 49 - 75 Pacific Drive Keysborough VIC 3173;

(b)	HAB Investment Pty Ltd with respect to 52 - 60 Pacific Drive Keysborough VIC 3173; and

(c)	Chinchana Corporation Co., Ltd. with respect to 700/665 Amata Industrial Estate, Phanthong Sub-district, Phanthong District, Chonburi Province, Thailand.
Subaru means Fuji Heavy Industries, Ltd and Subaru Corporation.
Subaru Contracts means:

(a)	the “Consignment Agreement for Development” dated 5 April 2013; and

(b)	any unfulfilled purchase orders,
between Horizon Australia and Subaru specified in item 5 of Part A of Schedule 17.
Subsidiary has the meaning given to it in the Corporations Act.
Supercheap means Super Cheap Auto Pty Ltd, Super Cheap Auto (New Zealand) Pty Limited, SRGS Pty Ltd SRGS (New Zealand) Limited).
TAPL means TriMotive Asia Pacific Limited.
TAPL Board Reconstitution Documents means each of the documents set out in the folder identified by 09.05.03.01.25 of the Disclosure Index.
Target Working Capital Amount means $29,000,000.
Tax means taxes, duties, fees, rates, charges, deduction and imposts of all kinds assessed, levied or imposed by the Commonwealth of Australia, a state or any other Governmental Agency (Australian or overseas), including, but not limited to, capital gains tax, goods and services tax, withholding tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, payroll tax, group tax, land tax, import duty, excise, stamp duty, municipal and water rates, interest on tax payments and penalties or additional tax by way of penalty.
Tax Authority means any Governmental Agency responsible for Tax.
Tax Claim means any Claims under the Tax Indemnity, Tax Warranties or the Corresponding Indemnity so far as it relates to the Tax Warranties.
Tax Indemnities means the indemnities given by the Principal Seller to the Buyers in clause 11.
Tax Law means a Law with respect to or imposing any Tax, including, but not limited to, the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth), the Taxation Administration Act 1953

(Cth), the NZ Income Tax Act 2007 and NZ Goods and Services Tax Act 1985 and any other law with respect to or imposing any Tax in the relevant jurisdictions.
Tax Warranties means the representations and warranties given by the Principal Seller to the Principal Buyer set out in paragraph 25 of the Principal Seller’s Warranties.
Taxpayer means each HAPAC Entity.
Thailand Bank Guarantee Amount means THB 2,720,000 being the amount of cash held by Bangkok Bank Public Company Limited as security for the Thailand Bank Guarantees pursuant to the terms of the Thailand Business Security Agreements.
Thailand Bank Guarantees means the Letters of Guarantee provided by Bangkok Bank on behalf of TAPL numbered:

(a)	02385120000989;

(b)	02385120000988;

(c)	02385120001306;

(d)	02385120000990; and

(e)	02385171000194.
Thailand Business Security Agreements means the Business Security Agreements between TAPL and Bangkok Bank identified by numbers 09.08.03.01.06 and 09.08.03.07.07 in the Disclosure Index.
Thailand Employees means each of the employees set out in Part C of Schedule 11.
Thailand Excess Cash Amount means the amount of cash held by TAPL at the Completion Cut-Off Time which exceeds the Thailand Minimum Regulatory Capital Amount.
Thailand Minimum Regulatory Capital Amount means THB 30,000,000.
Thailand Premises means 700/665 Amata Industrial Estate, Phanthong Sub-district, Phanthong District, Chonburi Province, Thailand.
Thailand Rental Bond Amount means THB 7,647,660, being the amount held as security by Chinchana Corporation Co., Ltd. in connection with TAPL’s obligations under its leases for the Thailand Premises.
Thailand Retained Cash Amount means the lesser of:

(a)	the aggregate of:

(i)	the Thailand Minimum Regulatory Capital Amount; and

(ii)	the Thailand Excess Cash Amount; or

(b)	THB 45,000,000,
in each case converted from Thai Bhat into Australian dollars using the Agreed Rate.
Thailand Shares means the:

(a)	the First Thailand Share; and

(b)	the Second Thailand Shares.
Third Party means any person or entity (including a Governmental Agency) other than a Seller, Buyer or a HAPAC Entity.
Title & Capacity Warranties means:

(a)	the Principal Seller’s Title & Capacity Warranties;

(b)	the First Thailand Seller’s Title & Capacity Warranties; and

(c)	the Second Thailand Seller’s Title & Capacity Warranties.
Toyota means:

(a)	Toyota Motor Corporation Australia Limited;

(b)	Toyota Motor Asia Pacific Engineering & Manufacturing Co., Ltd;

(c)	Toyota Daihatsu Engineering & Manufacturing Co, Ltd; and

(d)	Toyota New Zealand Limited.
Toyota Contracts means the “Scheduling Agreements” and unfulfilled purchase orders between the HAPAC Entities and Toyota specified in item 1 of Part A of Schedule 17.
Transaction Advisors’ Fees means all fees, costs and expenses (inclusive of GST) incurred by the Sellers or their Related Entities with respect to the financial, legal, tax and environmental advisers engaged by them in connection with the Transaction as set out in the funds flow delivered by the Sellers’ Representative to the Buyers’ Representative under paragraph (c) of Schedule 5.
Transaction Documents means this Agreement, the Transitional Services Agreement, and the Ancillary IP Contracts.
Transaction Team Members means Tony Duthie, Andrew Charlier, Terry Mui Neeland, and Evan Hattersley.
Transitional Services Agreement means the Transitional Services Agreement to be entered into by:

(a)	Horizon Global Corporation LLC

(b)	Horizon Global Company LLC

(c)	the Company; and

(d)	the Principal Buyer,
which is in substantially the same form as set out in Schedule 14, other than in respect of the fees set out in Column E of Schedule 1 of that document (which the parties acknowledge will be agreed prior to Completion and inserted therein).
US Executives’ Transaction Incentive Amount means the aggregate amount payable to certain employees of the Sellers’ Group in connection with Completion of the Transaction as notified by the Principal Seller in accordance with paragraph (c) of Schedule 5, excluding the Australian Executives’ Transaction Incentive Amounts.
W&I Insurer means the insurer under the W&I Policy.
W&I Policy means the warranty and indemnity insurance policy issued to the Principal Buyers by the W&I Insurer on the Operative Date.
Working Capital has the meaning set out in the Completion Statement, as calculated in accordance with clause 9.3(a)
Working Capital Buffer means $1,000,000.
Working Capital Shortfall Amount means the full amount by which the Final Completion Working Capital Amount is less than the Target Working Capital Amount (if any).
Working Capital Surplus Amount means the full amount by which the Final Completion Working Capital Amount exceeds the Target Working Capital Amount (if any) up to a maximum amount of $2,600,000.

1.2	Interpretation
Except where the context otherwise requires, in this Agreement:

(a)	headings are included for convenience only and do not affect the interpretation of this Agreement;

(b)	the singular includes the plural and vice versa, and a gender includes other genders;

(c)	another grammatical form of a defined word or expression has a corresponding meaning;

(d)	a reference to “this Agreement” means this document including the schedules and appendices to it;

(e)
a reference to a clause, paragraph, schedule or appendix is to a clause or paragraph of, or schedule or appendix to, this Agreement, and a reference to this Agreement includes any schedule or appendix;

(f)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(g)	a reference to $, AUD or dollars is to Australian currency unless expressly stated otherwise;

(h)	a reference to ฿, THB or baht is to Thai currency unless expressly stated otherwise;

(i)	a reference to time is to Australian Eastern Standard Time;

(j)	“including”, “includes” and any similar expression are not words of limitation;

(k)	a reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(l)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(m)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it;

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

(p)
fairly disclosed means, in respect of a breach a breach of a Sellers’ Warranty, or under any of the Corresponding Indemnities or Tax Indemnities, disclosure of information that is sufficient in content and made in a manner and context which would enable a sophisticated investor, experienced in transactions of the nature of the transaction contemplated in this Agreement, to reasonably be expected to be aware of the significance of the information (but not necessarily the financial quantum of any loss) and the nature of the breach at the date of this Agreement.

1.3	Cleared Funds
All payments made under this Agreement must be made in Cleared Funds.

1.4	Knowledge and Awareness
If a Seller’s Warranty is given subject to the qualification that it is true and accurate “to the best of the Sellers’ knowledge”, or is true and accurate “so far as the Sellers’ are aware”, or is subject to any similar qualification or limitation, the reference to the Sellers’ knowledge or awareness only encompasses knowledge or awareness of facts, matters or circumstances relevant to that Sellers’ Warranty and which a Senior Manager is, as at the Operative Date either:

(a)	actually aware; or

(b)	would have been aware if he or she had made reasonable inquiries of their Direct Reports before the Operative Date.

1.5	Consents or approvals
If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion.

2.	Sale Of Shares

2.	Sale and Purchase
Subject to the terms and conditions of this Agreement, on the Completion Date:

(a)	the Principal Seller agrees to sell, and the Principal Buyer agrees to buy, the Sale Shares;

(b)	the First Thailand Seller agrees to sell, and the Principal Buyer agrees to buy, the First Thailand Share; and

(c)	the Second Thailand Seller agrees to sell, and the Principal Buyer (via the Buyer Nominee) agrees to buy, the Second Thailand Shares,

in each case, together with all rights attached or accrued to the Shares on or after the Completion, free and clear of all Security Interests

2.2	Title and Risk
Title to and risk in the Shares:

(a)	remains solely with the relevant Seller until Completion; and

(b)	subject to the provisions of this Agreement, passes to the relevant Buyer on Completion.

2.3	No Sale of Part Only
Neither the Sellers nor the Buyers are required to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

2.4	Waiver of Pre-Emption

(a)
The Principal Sellers irrevocably and unconditionally waive any pre-emptive rights, rights of first refusal or other transfer rights they have in relation to the Shares pursuant to the Company's constitution and any shareholders' agreement, deed, or other contract that applies or otherwise relates to the Shares or the Company.

(b)
The First Thailand Seller irrevocably and unconditionally waives any pre-emptive rights, rights of first refusal or other transfer rights it has in relation to the First Thailand Share pursuant to TAPL’s articles of association and any shareholders’ agreement, deed or other contract that applies or otherwise relates to the First Thailand Share or TAPL.

(c)
The Second Thailand Seller irrevocably and unconditionally waives any pre-emptive rights, rights of first refusal or other transfer rights it has in relation to the Second Thailand Shares pursuant to TAPL’s articles of association and any shareholders’ agreement, deed or other contract that applies or otherwise relates to the Second Thailand Shares or TAPL.

2.5	Buyer nominee
The Principal Buyer hereby nominates Horizon Australia (Buyer Nominee) to acquire the Second Thailand Shares. In this Agreement:

(a)	any reference to Buyer Nominee are to be read as references to Horizon Australia; and

(b)	the Principal Seller (to the extent that Horizon Global is within its Control) must procure that the Buyer Nominee acquires the Second Thailand Shares in accordance with clause 2.1(c).

3.	Purchase Price

3.1	Purchase Price
The consideration for the sale of the Shares by the Sellers to the Buyers is the Purchase Price.

3.2	Payment of Purchase Price

(a)	On Completion:

(i)	the Principal Buyer must pay the:

(A)	Sale Shares Cash Amount to the Principal Seller;

(B)	NAB Net Debt Amount to Horizon Australia;

(C)	BNZ Net Debt Amount to Horizon NZ;

(D)	Australian Executives’ Transaction Incentive Amounts to Horizon Australia;

(E)	US Executives’ Transaction Incentive Amount to Horizon Global Company LLC;

(F)	Transaction Advisors’ Fees or any component thereof to the persons directed by the Sellers’ Representative in accordance with paragraph (c) of Schedule 5;

(ii)	the Principal Buyer must pay the First Thailand Cash Amount to the First Thailand Seller; and

(iii)	the Principal Buyer must pay (on behalf of the Buyer Nominee) the Second Thailand Cash Amount to the Second Thailand Seller,
in each case as also directed by the Sellers’ Representative pursuant to paragraph (d) of Schedule 5.

(b)
The Principal Buyer must procure that Horizon Australia, as soon as is reasonably practicable, on receipt of the Australian Executives’ Transaction Incentive Amounts, distributes to each of the Australian Executives’ Transaction Incentive Recipients the amount set out next to that person’s name in the funds flow delivered by the Principal Buyer to the Principal Seller in accordance with paragraph (c) of Schedule 5.

4.	Conditions Precedent

4.1	Conditions to Completion
Completion is wholly conditional upon and will not occur unless and until each of the Conditions are satisfied or waived (where capable of waiver) to the extent and in the manner set out in clauses 4.2, 4.3 and 4.4.

4.2	Benefit of Conditions
Column 4 of the table in Schedule 2 specifies the party or parties entitled to the benefit of each Condition.

4.3	Waiver

(a)	If capable of waiver, a Condition can only be waived by the party entitled to the benefit of the Condition.

(b)	Any waiver will only be effective if in writing to the extent set out in the waiver.

(c)	A party entitled to waive a breach or non-fulfilment of a Condition may do so in its absolute discretion.

(d)	Waiver of a breach or non-fulfilment of one Condition does not:

(i)	constitute a waiver of a breach or non-fulfilment of any other Condition resulting from the same event;

(ii)	constitute a waiver of a breach or non-fulfilment of that Condition resulting from any other event; or

(iii)	prevent the party granting the waiver from bringing a Claim against the other party in respect of any breach of this Agreement that caused the relevant Condition not to be satisfied.

4.4	Reasonable Endeavours

(a)	Column 3 of the table in Schedule 2 specifies the party or parties who are responsible for fulfilling each Condition.

(b)	The party or parties who are specified in column 3 of the table in Schedule 2 as being responsible for the satisfaction of a Condition must use their reasonable endeavours to:

(i)	satisfy or procure the satisfaction of each Condition for which they are responsible as soon as is reasonably practicable after the Operative Date;

(ii)	ensure that once satisfied, each Condition for which they have responsibility to satisfy remains satisfied until Completion; and

(iii)
not take any action which will or is likely to hinder or prevent the satisfaction of any Condition, except to the extent that any such action is required to be done pursuant to applicable Law or the Transaction Documents.

4.5	Notices in Relation to Conditions
Each party must:

(a)	keep the other party reasonably informed of the progress towards the satisfaction of any Condition for which it is responsible;

(b)
promptly give written notice to the other party after it becomes aware that a Condition for which it is responsible becomes satisfied, in which case the notifying party must also provide reasonable evidence to the other party that the relevant Condition has been satisfied in the form required by any of the applicable Completion Deliverables; and

(c)
promptly give written notice to the other party after it becomes aware of any facts or circumstances which mean that a Condition for which it is responsible is reasonably unlikely to be satisfied, or cannot be satisfied.

4.6	Non-Satisfaction of Conditions
If:

(a)	the Conditions are not satisfied or waived by the End Date;

(b)	the Conditions cannot be satisfied by the End Date; or

(c)	the Sellers’ Representative and Buyers’ Representative agree in writing that any of the Conditions cannot be satisfied by the End Date, the Principal Seller or the Principal Buyer may terminate this Agreement by giving written notice to the other party, in which case in addition to any other rights that any party may have at Law or in equity:

(i)
the Buyers must return to the Principal Seller all documents and other material that it or its Representatives obtained from the Sellers, their Representatives or the Company in accordance with the terms of the Confidentiality Agreement;

(ii)
each party will be released from its obligations to continue performing this Agreement other than in relation to clauses 13 (Excluded Liability and Non-Reliance), 18 (Confidentiality), 22 (GST), 24 (Costs and Stamp Duty), 25 (Notices) and 27 (Governing Law and Jurisdiction), each of which survive termination of this Agreement; and

(iii)	each party retains any right it has against each other party in respect of any accrued rights or remedies.

5.	Termination

5.1	Termination on Insolvency

(a)	The Buyers may terminate this Agreement at any time before Completion by written notice to the Sellers’ Representative if an Insolvency Event occurs in respect of any of the Sellers.

(b)	The Sellers may terminate this Agreement at any time before Completion by written notice to the Buyers’ Representative if an Insolvency Event occurs in respect of any of the Buyers.

5.2	No other termination, rescission, nor repudiation right

(a)
Except as provided by clauses 4.6 or 5, or as otherwise agreed in writing between the Principal Seller and the Principal Buyer, none of the parties to this Agreement may terminate, rescind or repudiate this Agreement, or any part thereof (including in each case due to any breach of a Sellers’ Warranty before Completion).

(b)
To the fullest extent permitted by applicable Law, each party irrevocably waives all and any rights of termination, rescission or repudiation which they have or may have with respect to this Agreement, other than any such rights in respect of fraud by a Seller.

6.	Pre-Completion Conduct

6.1	Normal Course and Restrictions
Unless the Principal Buyer provides its prior written consent to the Principal Seller to do otherwise pursuant to clause 6.2(a) or any of the exceptions in clause 6.3 apply, from the Operative Date until Completion, the Principal Seller must ensure that the HAPAC Group conducts the Business in compliance with:

(a)	the Normal Course Obligations; and

(b)	the Pre-Completion Business Restrictions.

6.2	Consent

(a)
At any time between the Operative Date and Completion the Principal Seller may seek consent from the Principal Buyer to do any act or thing that it is otherwise restricted or prohibited from doing under the Normal Course Obligations or the Pre-Completion Business Restrictions (as applicable).

(b)	The Principal Buyer must not unreasonably withhold or delay any request for consent made by the Sellers’ Representative under clause 6.2(a).

6.3	Exceptions
The Principal Seller’s obligations under clause 6.1 to ensure that the HAPAC Group conducts the Business in compliance with the Normal Course Obligations and Pre-Completion Business Restrictions respectively are subject to any actions that:

(a)	are expressly required to be done by the terms of any Transaction Document;

(b)	are expressly or reasonably required to be done to effect:

(i)	each of the actions contemplated by the TAPL Board Reconstitution Documents; and

(ii)	each of the steps set out in the KPMG Intercompany Debt Settlement Plan.

(c)	a HAPAC Entity is expressly required to perform any obligation under or arising from any of the terms or conditions of any Transaction Document;

(d)	a HAPAC Entity is required to take in the event of an emergency or disaster which affects the HAPAC Group (including an event that gives rise to a risk of personal injury or property damage);

(e)	a HAPAC Entity is required to take to comply with any Authorisations; or

(f)
a HAPAC Entity is required to take in order to perform any obligations that it is subject to under applicable Law or a contract which the HAPAC Entity was a party to before the Operative Date, or (in compliance with any applicable Pre-Completion Business Restrictions) enters into after the Operative Date but before Completion.

6.4	Pre-Completion Access to the Company
From the Operative Date until Completion, the Principal Seller must procure that, upon the Buyers’ Representative’s reasonable prior written request but subject to compliance by any relevant HAPAC Entity with any applicable Laws, the HAPAC Group:

(a)	grants the Principal Buyer and its Representatives reasonable and non-disruptive access on prior reasonable notice during Business Hours to inspect the HAPAC Group’s assets and Premises;

(b)
makes the Senior Managers available during normal business hours for a reasonable period (taking into account their respective employment duties and obligations with respect to the Business) to attend meetings or conduct discussions with the Principal Buyer and its Representatives for the purpose of the transition of ownership of the HAPAC Group from the Sellers to the Buyers, and preparing for Completion; and

(c)
provides the Principal Buyer and its Representatives reasonable and non-disruptive access (including the provision of any Records) for the purposes of putting in place any insurance arrangements with respect to the HAPAC Group to take effect on and from Completion, including by providing the Principal Buyer with reasonable assistance in respect thereof (and procuring that the Senior Managers provide such reasonable assistance to the Principal Buyer and its Representatives).

6.5	Pre-Completion access to Records

(a)
From the Operative Date until Completion but subject to clause 6.5(b), the Principal Seller must procure that, upon the Buyers’ Representative’s reasonable prior written request, the Sellers provide the Principal Buyer or its Representatives with copies of any Records that the Principal Buyer or its Representatives reasonably request.

(b)
The Principal Seller is not required to provide copies of any Records in which a HAPAC Entity maintains Privilege, or that are subject to confidentiality obligations under contract or applicable Law in favour of a third party.

(c)	Subject to clause 6.5(d), the Principal Seller must procure that each of the HAPAC Entities deliver to the Principal Buyer all:

(i)	board papers, minutes and resolutions promptly after they are provided to or passed by the board (as applicable) of the relevant HAPAC Entity; and

(ii)	minutes and resolutions of members promptly after any members meeting is held or resolutions are otherwise passed by the members of the HAPAC Entities.

(d)
The Principal Seller may redact any commercially sensitive information to the extent that it relates to the Seller Group (excluding any information which is commercially sensitive to the HAPAC Group) or information subject to Privilege from any board papers, minutes and resolutions provided to the Principal Buyer under clause 6.5(c), prior to providing them to the Principal Buyer.

6.6	Buyer limitations
The Principal Buyer must:

(a)
whether by virtue of being granted Pre-Completion access to the HAPAC Group’s assets, Premises or Records or otherwise, not direct, manage or control any HAPAC Entity (nor seek to do so) at any time before Completion, including with respect to any financial matters or dealings with customers; and

(b)
ensure that any persons given access to the HAPAC Group’s assets or Premises under clause 5.5(a) comply with any reasonable access requirements of the HAPAC Entity or any relevant third party (including with respect to compliance with occupational health and safety requirements, and site access rules), and does not unreasonably interfere or disrupt the business or operations of the relevant HAPAC Entity while doing so.

6.7	Permitted Dividend and intercompany debt

(a)	Subject to clause 6.7(b), the Buyers acknowledge and agree that at any time on or before Completion, any HAPAC Entity may announce, declare or pay a dividend or distribution (a Permitted Dividend).

(b)	If a HAPAC Entity announces, declares and pays any Permitted Dividend in accordance with clause 6.7(a):

(i)	the payment of the Permitted Dividends will be determined by the HAPAC Entities provided that the Permitted Dividends are paid no later than the Completion Date;

(ii)
the Permitted Dividends may be franked to the maximum extent possible, subject to the franking account of each of HAPAC Entities not being in deficit after the payment of the Permitted Dividends (and prior to the declaration of any Permitted Dividends, the HAPAC Entities must provide the Principal Buyer with supporting documents evidencing (to the Principal Buyer's reasonable satisfaction) that the franking account of the HAPAC Entities shall not be in deficit after the payment of such); and

(iii)
the Permitted Dividends are to be paid from profits, retained earnings or distributable reserves (or a combination of all or some of them) of the HAPAC Entities existing prior to the declaration or authorisation or such dividends and otherwise in accordance with all applicable laws.

(c)
The Sellers must ensure that any debt or loan balances between a HAPAC Entity and a Seller Group Member are fully repaid and extinguished prior to Completion without any Liability to any HAPAC Entity. The Principal Seller undertakes to keep the Principal Buyer reasonably informed of the proposed steps to be taken in relation to extinguishing any debt or loan balances between a HAPAC Entity and a Seller Group Member (including by providing reasonable particulars and documents in connection with such steps).

7.	Completion

7.1	Completion Date and Place
Completion will take place on the Completion Date at the Completion Venue.

7.2	Principal Seller’s Completion Deliverables

On Completion (or, as applicable, at such other time prior to Completion as is specified in Schedule 5) the Principal Seller must provide the Seller’s Completion Deliverables to the Principal Buyer.

7.3	Principal Buyer’s Completion Deliverables
On Completion (or, as applicable, at such other time prior to Completion as is specified in Schedule 6), the Principal Buyer must provide the Principal Buyer’s Completion Deliverables to the Sellers’ Representative.

7.4	Notice to Complete

(a)
Without limitation to any of the matters referred to in clause 26.12, if a party (Defaulting Party) fails to satisfy its obligations under this clause 7 at the time for Completion under this Agreement, then:

(i)	either the Sellers’ Representative, where the Defaulting Party is one or more of the Buyers; or

(ii)	the Buyers’ Representative, where the Defaulting Party is one or more of the Sellers, (in either case, a Notifying Party), may give the Defaulting Party a written notice:

(A)	specifying the obligations under this clause 7 which have not been satisfied by the Defaulting Party; and

(B)	requiring the Defaulting Party to satisfy its obligations within 3 Business Days from the date of the notice, declaring time to be of the essence.

(b)
If the Defaulting Party fails to satisfy those obligations within the 3 Business Day period referred to in clause 7.4(a)(ii)(B), the Notifying Party may, without limitation or prejudice to any other rights it has or may have under or arising from this Agreement:

(i)	obtain any relief available under applicable Law or equity in relation to or arising from the Defaulting Party’s conduct (including specific performance); or

(ii)	terminate this Agreement by giving written notice to the Defaulting Party.

7.5	Simultaneous Completion and Interdependency

(a)	The sale and purchase of the Shares must occur simultaneously.

(b)	The parties’ obligations at Completion are interdependent so that a thing done at Completion by a party is conditional on, and is not taken as done, until all things required at Completion are done.

8.	Counterparty consent and access

(a)
Promptly following the Operative Date, the Principal Buyer and the Principal Seller will work together in order to obtain confirmation (either in writing or orally in discussion) between their respective representatives and the representatives of each Relevant Counterparty that, notwithstanding the change in control of the Company that will occur on Completion, the Relevant Counterparty intends, with respect to their Relevant Agreement, to continue conducting business in the normal course with the HAPAC Group following Completion.

(b)
In relation to Fiat-Chrysler only, in addition to the obligations set out in clause 8(a), the Principal Seller will use its best endeavours to procure written consent from Fiat-Chrysler confirmation that, notwithstanding the change in control of the Company that will occur on Completion, Fiat-Chrysler will not terminate its Relevant Agreement due to the change in control of the Company that will occur on Completion.

(c)
Without limitation to clauses 8(a) and 8(b), the Principal Seller must use its best endeavours to ensure that the Principal Buyer is provided with all material correspondence that is provided to, or received from, a Relevant Counterparty and, if an in person meeting is held with a Relevant Counterparty relating to clause 8(a) or 8(b), where such counterparty expresses views to the Principal Seller (or its Representatives) which are reasonably considered to be adverse to the interests of the Principal Buyer's following Completion (including, without limitation, by expressing any concerns with the proposed change of control of the Company), the Principal Seller will provide a written summary of such concerns to the Principal Buyer.

(d)
The Principal Buyer and the Principal Seller acknowledge and agree that if any consent referred to in clauses 8(a) or 8(b) is not obtained by Completion, the absence of any such consent is not a basis upon which the Principal Buyer can refuse or fail to proceed to and perform its obligations with respect to Completion under this Agreement.

9.	Adjustment Of Purchase Price

9.1	Preparation of Draft Completion Statement
The Principal Buyer must arrange for a draft of the Completion Statement (Draft Completion Statement) to be prepared as soon as practicable after Completion and delivered to the Sellers’ Representative in accordance with clause 9.4.

9.2	Parties to Cooperate
From Completion until the Draft Completion Statement is prepared, the parties must cooperate (including by providing all relevant information to each other) and procure the cooperation of their Representatives as reasonably required to enable the Principal Buyer and their Representatives to prepare the Draft Completion Statement and the Principal Seller to review the Draft Completion Statement.

9.3	Content
The Draft Completion Statement must:

(a)	be prepared in accordance with (listed in order of priority to the extent of any inconsistency):

(i)	in a manner consistent with the accounting principles, concepts, policies, and practices set out in Schedule 9;

(ii)
where an item is not covered by clause 9.3(a)(i), in a manner consistent with the accounting principles, concepts, policies and practices adopted in preparation of the HAPAC Consolidated Management Accounts for the year ended 31 December 2018; and

(iii)	where an item is not covered by clauses 9.3(a)(i) or 9.3(a)(ii), in accordance with the accounting principles generally accepted in the United States;

(b)	state the Completion Working Capital Amount;

(c)	state the Completion Debt Amount;

(d)	state the proposed Net Adjustment Amount;

(e)	be in identical form to Schedule 9 (and to avoid doubt, must not include any additional asset, liability or other line items that are not listed in Schedule 9); and

(f)	have inserted in it the component figures for each of the asset, liability and other line items set out in Schedule 9.

(b)	If:

(i)	any amount referred to in the Draft Completion Statement; or

(ii)	any component of an amount referred to in the Draft Completion Statement, is in a currency other than Australian Dollars, that amount will be taken to be the Australian dollar equivalent of that amount converted into Australian dollars using the Agreed Rate.

9.4	Delivery of Draft Completion Statement
The Principal Buyer must deliver the Draft Completion Statement to the Sellers’ Representative no later than 45 calendar days after the Completion Date, together with any documents and other materials used or relied upon by the Principal Buyer or its Representatives in the preparation of the Completion Statement (as reasonably requested by the Sellers’ Representative).

9.5	Principal Seller’s Response

(a)
No later than 45 calendar days after the Sellers’ Representative has received the Draft Completion Statement (the Principal Seller’s Review Period), the Principal Seller must complete its review of the Draft Completion Statement.

(b)
If the Principal Seller determines that the Draft Completion Statement has not been prepared in accordance with clause 9.3 or disagrees with any component figures set out in the Draft Completion Statement, then the Sellers’ Representative must inform the Principal Buyer by giving the Buyers’ Representative an Adjustment Dispute Notice in accordance with clause 9.6.

9.6	Dispute Procedure
If the Principal Seller wishes to dispute any item or calculation of any item in the Draft Completion Statement, before the end of the Principal Seller’s Review Period the Sellers’ Representative must give a written notice (Adjustment Dispute Notice) to the Buyers’ Representative which states that the Principal Seller wishes to dispute the Draft Completion Statement and sets out:

(a)	the matters in respect of the calculation of the Completion Working Capital Amount and/or the Completion Debt Amount (as applicable) with which the Principal Seller disagrees;

(b)
reasonable detail as to the way in which the Principal Seller believes the Completion Working Capital Amount and/or the Completion Debt Amount (as applicable) were not calculated by the Principal Buyer in accordance with this Agreement;

(c)	the Principal Seller’s opinion as to what the Completion Working Capital Amount and/or the Completion Debt Amount (as applicable) should be based on this Agreement; and

(d)
the Principal Seller’s good faith calculation of the amount of the Net Adjustment Amount which would be payable in a scenario where all of the matters disputed by the Principal Seller in the Adjustment Dispute Notice are ultimately agreed or determined in its favour.

9.7	Acceptance and Deemed Acceptance

(a)	If the Sellers’ Representative does not give the Buyers’ Representative an Adjustment Dispute Notice before the end of the Principal Seller’s Review Period, then:

(i)	the Draft Completion Statement in the form in which it was delivered by the Buyers’ Representative to the Sellers’ Representative under clause 9.4 shall be deemed to be the “Completion Statement”;

(ii)
the Completion Working Capital Amount and Completion Debt Amount set out in that document shall be (respectively) the Final Completion Working Capital Amount and the Final Completion Debt Amount for the purposes of this Agreement; and

(iii)	the Completion Statement will be final and binding on the parties.

(b)	Any items not disputed in the Adjustment Dispute Notice will be deemed to have been accepted by the Principal Seller.

9.8	Dispute Resolution Procedure

(a)
If the Sellers’ Representative gives the Buyers’ Representative an Adjustment Dispute Notice before the end of the Principal Seller’s Review Period, then the Principal Buyer shall have 14 calendar days to review and respond to the Adjustment Dispute Notice (Principal Buyer’s Review Period).

(b)	If the Principal Buyer disagrees with any item in the Adjustment Dispute Notice, the Buyers’ Representative shall deliver written notice to the Sellers’ Representative specifying:

(i)	the scope of the Principal Buyer’s disagreement with the information contained in the Adjustment Dispute Notice; and

(ii)
the Principal Buyer’s good faith calculation of the amount of the Net Adjustment Amount which would be payable in a scenario where all of the matters disputed by the Principal Buyer in the Dispute Notice Response are ultimately agreed or determined in favour of the Principal Buyer (Dispute Notice Response).

(c)	If no Dispute Notice Response is given by the Buyers’ Representative within the Principal Buyer’s Review Period, then:

(i)	the Principal Buyer shall be deemed to have accepted the Adjustment Dispute Notice;

(ii)	the Draft Completion Statement (as adjusted to align with the terms of the Adjustment Dispute Notice) shall be deemed to be the “Completion Statement”;

(iii)
the Completion Working Capital Amount and Completion Debt Amount set out in the Adjustment Dispute Notice shall be (respectively) the Final Completion Working Capital Amount and Final Completion Debt Amount for the purposes of this Agreement; and

(iv)	the Completion Statement will be final and binding on the parties.

(d)
If the Buyers’ Representative delivers a Dispute Notice Response, then the Sellers’ Representative and the Buyers’ Representative must, within 14 calendar days of the date of the Dispute Notice Response, meet (either by teleconference, web-ex, video-conference or in person) and use their reasonable endeavours to resolve any dispute or disagreement relating to the Draft Completion Statement (Completion Statement Dispute).

(e)
The Principal Seller and the Principal Buyer may each have their financial, accounting and legal advisers attend the meeting referred to in clause 9.8(d), but must notify the other party a reasonable period before the meeting if the attendance of advisers is expected and the names of those advisers who will attend.

(f)	If the Principal Buyer and the Principal Seller resolve the Completion Statement Dispute within 30 calendar days after the delivery of an Adjustment Dispute Notice, then:

(i)	the Draft Completion Statement (as adjusted to align with the terms of agreement between the parties) shall be deemed to be the “Completion Statement”;

(ii)
the Completion Working Capital Amount and the Completion Debt Amount set out in the Draft Completion Statement (as adjusted to align with the terms of the agreement between the parties) shall be (respectively) the Final Completion Working Capital Amount and the Final Completion Debt Amount for the purposes of this Agreement; and

(iii)	the Completion Statement will be final and binding on the parties.

9.9	Referral to Independent Expert

(a)
If the Principal Buyer and the Principal Seller have not been able to resolve the Completion Statement Dispute within 30 calendar days after the delivery of an Adjustment Dispute Notice, then the parties shall have the Completion Statement Dispute resolved by a Partner of a major accounting firm, who has experience to consider disputes of this nature and has no conflict relating to the parties to the Agreement, mutually agreed by the Principal Seller and the Principal Buyer, or as otherwise appointed pursuant to clause 9.9(c) (the Independent Expert).

(b)
The Independent Expert shall determine in accordance with clause 9.10, whether and to what extent the Completion Working Capital Amount and/or Completion Debt Amount (as applicable based on whichever is the subject of the Completion Statement Dispute) in the Draft Completion Statement requires adjustment and will determine the Final Completion Working Capital Amount and the Final Completion Debt Amount (as applicable).

(c)
If under clause 9.9(a) the Principal Buyer and the Principal Seller are required to, but are unable to agree upon the selection of the Independent Expert within 30 calendar days after the delivery of an Adjustment Dispute Notice, then either the Principal Buyer or the Principal Seller may (in accordance with clause 9.9(d)) request the Resolution Institute to provide both parties with a list of five names of accountants who are prepared to act as the Independent Expert.

(d)	The party who makes a request to the Resolution Institute pursuant to clause 9.9(c) must:

(i)	do so in writing (copied to the other party);

(ii)	complete the necessary Resolution Institute application form required to submit such a request; and

(iii)	enclose with their request a copy of this Agreement highlighting this clause 9.

(e)
The Principal Seller and the Principal Buyer must each pay for half of the then prevailing fee charged by the Resolution Institute (if any) to provide a list of names to act as the Independent Expert (Institute Fee).

(f)
After the Resolution Institute provides the list referred to in clause 9.9(c), unless the parties agree on a name, the selection of the Independent Expert shall be made by the parties alternately striking any name from such list (beginning with a right by the Principal Seller to strike the first name) until only one remains (the Remaining Expert).

(g)	The Remaining Expert shall be appointed as the Independent Expert.

(h)	After the Independent Expert is selected, the Principal Buyer and the Principal Seller must:

(i)
jointly enter into a written engagement letter or agreement with the Independent Expert under which the Principal Buyer and the Principal Seller each agree to pay half of the Independent Expert’s fees and expenses; and

(ii)	promptly enter into any deed of release, indemnity, or similar document that the Resolution Institute or Independent Expert requires be entered into in the normal course in such circumstances.

(i)	After the written engagement letter or agreement is effective, the Principal Buyer and the Principal Seller must jointly prepare a written submission to the Independent Expert which:

(i)	summarises the nature of the disputed matters;

(ii)	instructs the Independent Expert to reach the determination referred to in clause 9.9(a) in accordance with the procedure set out in clause 9.10;

(iii)	encloses the Draft Completion Statement (together with any relevant working papers);

(iv)	encloses the Adjustment Dispute Notice;

(v)	encloses the Dispute Notice Response; and

(vi)
encloses a copy of this Agreement with appropriate clauses and schedules highlighted which may reasonably be relevant to the Independent Expert’s determinations (which shall include this clause 9 together with any related definitions in clause 1.1 and any relevant Schedules).

9.10	Independent Expert Procedure

(a)	The Independent Expert must:

(i)	act as an expert and not as an arbitrator;

(ii)
make the determination within the shortest possible time after the date of appointment and in any event no later than 30 days after his or her appointment (or such other period as is agreed between the Sellers’ Representative and the Buyers’ Representative in writing);

(iii)
determine the dispute based solely on the relevant provisions of this Agreement, the application of clause 9.3(a), and the submissions of the Principal Buyer and the Sellers’ Representative and the responses to those submissions;

(iv)	not conduct an independent review of any financial statements related to the Draft Completion Statement;

(v)	in reaching his or her determination, not take into account any other dispute that may be ongoing between the parties and which does not relate to the Working Capital or Debt (as applicable);

(vi)
review only the unresolved items and amounts specifically noted as being in dispute in the Adjustment Dispute Notice and resolve the dispute with respect to each such unresolved item and amount by determining whether the positions of the Principal Buyer or the Principal Seller with respect to each of the unresolved items and amounts are more accurate;

(vii)	make the determination referred to in clause 9.9(b) and issue a written report containing reasons for his or her determination; and

(viii)	amend the Draft Completion Statement in accordance with his or her determination, which in the absence of manifest error will be:

(A)	taken to be the “Completion Statement” for the purposes of this Agreement; and

(B)	final and binding on the parties.

(b)
Any correspondence between the Independent Expert and either the Principal Buyer (or the Buyers’ Representative) or the Principal Seller (or the Sellers’ Representative) must be in writing and be copied to the other party at the same time as it is sent to the principal recipient.

(c)
All information disclosed in connection with the Independent Expert’s determination will be taken to be Confidential Information, including the fact that there is or was a Completion Statement Dispute.

(d)
The Principal Buyer and the Principal Seller must promptly provide, and procure their Representatives promptly provide, the Independent Expert with any information, documents, working papers, assistance and cooperation that the Independent Expert reasonably requests to assist in making his or her determination.

9.11	Working Capital and Debt Adjustments

(a)	If:

(i)
the Final Completion Debt Amount is greater than zero, the Principal Seller shall owe the Principal Buyer the amount by which the Final Completion Debt Amount exceeds zero, as an adjustment to the Purchase Price, with payment subject, if applicable, to the application of clause 9.11(c); and

(ii)
the Final Completion Debt Amount is less than zero, the Principal Buyer shall owe the Principal Seller the amount by which the Final Completion Debt Amount is less than zero, multiplied by negative one (so as to produce a positive figure), as an adjustment to the Purchase Price, with payment subject, if applicable, to the application of clause 9.11(c).

(b)	If:

(i)	the Final Completion Working Capital Amount is equal to the Target Working Capital Amount, no adjustment shall be made for the purpose of the Working Capital to any part of the Purchase Price;

(ii)
the Final Completion Working Capital Amount is less than the Target Working Capital Amount and the Working Capital Shortfall Amount exceeds the Working Capital Buffer, the Purchase Price shall be reduced by the Payable Working Capital Shortfall Amount and the Principal Seller shall owe the Payable Working Capital Shortfall Amount to the Principal Buyer, with payment subject, if applicable, to the application of clause 9.11(c); and

(iii)
the Final Completion Working Capital Amount exceeds the Target Working Capital Amount and the Working Capital Surplus Amount exceeds the Working Capital Buffer, the Purchase Price shall be increased by the Payable Working Capital Surplus Amount, and the Principal Buyer shall pay the Payable Working Capital Surplus Amount to the Principal Seller, with payment subject, if applicable, to the application of clause 9.11(c).

(c)	If:

(i)
the Principal Seller owes the Principal Buyer any amount under this clause 9.11, that amount or a portion of such amount must be set off against any amount owed to the Principal Seller by the Principal Buyer under this clause 9.11; and

(ii)
the Principal Buyer owes the Principal Seller any amount under this clause 9.11, that amount or portion of such amount must be set off against any amount owed to the Principal Buyer by the Principal Seller under this clause 9.11, with the net amount then owing by the Principal Seller to the Principal Buyer or by the Principal Buyer to the Principal Seller (as the case may be) being the Net Adjustment Amount.

9.12	Payment of the Net Adjustment Amount

(a)
If the Net Adjustment Amount is payable by the Principal Seller to the Principal Buyer, within 5 Business Days after the date on which the Completion Statement is accepted or taken to be accepted under either clauses 9.7(a), 9.8(c), 9.8(d), or 9.8(f) or determined by the Independent Expert under clause 9.10(a)(viii) (as applicable), the Principal Seller must pay the Net Adjustment Amount to the Principal Buyer.

(b)
If the Net Adjustment Amount is payable by the Principal Buyer to the Principal Seller, within 5 Business Days after the date on which the Completion Statement is accepted or taken to be accepted under either clauses 9.7(a), 9.8(c), 9.8(d), or 9.8(f) or determined by the Independent Expert under clause 9.10(a)(viii) (as applicable), the Principal Buyer must pay the Net Adjustment Amount to the Seller.

10.	Sellers’ Warranties

10.1	Principal Seller’s Warranties

(a)	The Principal Seller:

(i)	represents and warrants to the Principal Buyer that each of the Principal Seller’s Warranties is true and accurate on the Operative Date and immediately before Completion; and

(ii)	subject to the limitations in clause 15, indemnifies the Principal Buyer against any Liability suffered by the Principal Buyer as a result of a breach of the Principal Seller’s Warranties.

(b)
The Principal Seller acknowledges and agrees that it has given the Principal Seller’s Warranties to the Principal Buyer with the intention of inducing the Principal Buyer to enter into this Agreement and the Principal Buyer has done so on the basis of, and in reliance on, the Principal Seller’s Warranties.

10.2	First Thailand Seller’s Title & Capacity Warranties

(a)	The First Thailand Seller:

(i)	represents and warrants to the Principal Buyer that each of the First Thailand Seller’s Title & Capacity Warranties are true and accurate on the Operative Date and immediately before Completion; and

(ii)
subject to the limitations in clause 15, indemnifies the Principal Buyer against any Liability suffered by the Principal Buyer as a result of a breach of the First Thailand Seller’s Title & Capacity Warranties.

(b)
The First Thailand Seller acknowledges and agrees that it has given the First Thailand Seller’s Title & Capacity Warranties to the Principal Buyer with the intention of inducing the Principal Buyer to enter into this Agreement and the Principal Buyer has done so on the basis of, and in reliance on, the First Thailand Seller’s Title & Capacity Warranties.

10.3	Second Thailand Seller’s Title & Capacity Warranties

(a)	The Second Thailand Seller:

(i)	represents and warrants to the Principal Buyer that each of the Second Thailand Seller’s Title & Capacity Warranties are true and accurate on the Operative Date and immediately before Completion; and

(ii)
subject to the limitations in clause 13, indemnifies the Principal Buyer against any Liability suffered by the Principal Buyer as a result of a breach of the Second Thailand Seller’s Title & Capacity Warranties.

(b)
The Second Thailand Seller acknowledges and agrees that it has given the Second Thailand Seller’s Title & Capacity Warranties to the Principal Buyer with the intention of inducing the Principal Buyer to enter into this Agreement and the Principal Buyer has done so on the basis of, and in reliance on, the Second Thailand Seller’s Title & Capacity Warranties.

11.	Principal Sellers’ Tax Indemnities
From Completion and continuing for a period of 7 years after the Completion Date, the Principal Seller indemnifies each of the Buyers against:

(a)
all liability for Tax of the HAPAC Group, which is unpaid or payable at Completion and any assessment, reassessment, amended assessment, default assessment, penalty, fine or any other obligation relating to any period ending on or prior to Completion which has not been paid prior to the Completion or provided for in the Completion Statement;

(b)
any increased liability for Tax payable by the HAPAC Group for any reason in respect of any period up to and inclusive of Completion from that amount already paid or provided for in the Completion Statement; and

(c)	any reasonable costs or expenses incurred by the Buyer or the Company in connection with any liability for Tax referred to in clauses 11(a) or 11(b).

12.	Buyers’ Warranties

12.1	Principal Buyer’s Warranties

(a)	The Principal Buyer:

(i)	represents and warrants to the Principal Seller that each of the Principal Buyer’s Warranties is true and accurate on the Operative Date and the Completion Date; and

(ii)	indemnifies the Principal Seller against any Liability suffered by the Principal Sellers as a result of a breach of any of the Principal Buyer’s Warranties.

(b)
The Principal Buyer acknowledges and agrees that it has given the Principal Buyer’s Warranties to the Principal Seller with the intention of inducing the Principal Seller to enter into this Agreement and the Principal Seller has done so on the basis of, and in reliance on, the Principal Buyer’s Warranties.

13.	Excluded Liability And Non-Reliance

13.1	Forward Looking Information
Each of the Buyers’ Group Members acknowledge and agree that:

(a)
no representation nor warranty (whether express or implied) is given by any Sellers’ Group Member in relation to any Forward Looking Information, save as specifically provided in the Sellers’ Warranties;

(b)	they have not directly or indirectly relied on any Forward Looking Information in deciding to enter into this Agreement and proceed to Completion;

(c)	no Sellers’ Group Member has any Liability for or arising from or in connection with any Forward Looking Information; and

(d)
no Buyers’ Group Member may bring or make any Claim against a Sellers’ Group Member or their Representatives for Liability arising from or in connection with any Forward Looking Information and irrevocably waives their right to do so.

13.2	Statutory actions excluded
To the maximum extent permitted by Law, no Buyers’ Group Member may bring or make any Claim against a Sellers’ Group Member under or in relation to a breach of the Australian Consumer Law (Schedule 2 of the Competition and Consumer Act 2010 (Cth)), the Fair Trading Act 2012 (Vic) or any corresponding legislation in any other State or Territory of Australia.

13.3	Buyer Group acknowledgments
Each of the Buyers’ Group Members acknowledge and agree that:

(a)
no Buyers’ Group Member has relied on anything other than the Sellers’ Warranties, the Corresponding Indemnities and the Tax Indemnities in agreeing to buy the Shares and proceed to Completion under this Agreement, and in particular, has not directly nor indirectly relied upon any representations, promises, undertakings, statements or conduct made in the course of discussions or negotiations relating to this Agreement, whether express or implied, and whether made by or on behalf of a Seller Group Member, HAPAC Entity or any of their Representatives (Excluded Conduct);

(b)	no Excluded Conduct has:

(i)	induced or influenced any Buyers’ Group Member to enter into, or agree to any terms or conditions of this Agreement or to proceed to Completion;

(ii)	been relied on in any way as being true or accurate by any Buyers’ Group Member;

(iii)	been represented or warranted to any Buyers’ Group Member as being true, accurate or complete; or

(iv)
been taken into account by any Buyers’ Group Member as being relevant or important to its decision to enter into, or agree to any or all of the terms and conditions of this Agreement, or proceed to Completion under this Agreement;

(c)
no Sellers’ Group Member, HAPAC Entity or their Representatives has any Liability for a Claim in relation to any Excluded Conduct, unless the Claim is made by the Buyers under this Agreement or pursuant to a right that the Buyers have under applicable Law which cannot be excluded by contract;

(d)
each Buyers’ Group Member has made, and relies upon, their own searches, investigations, enquiries and evaluations in respect of the HAPAC Entities, the Business and the Disclosures, except to the extent expressly set out in this Agreement (including in the Sellers’ Warranties, the Corresponding Indemnities and the Tax Indemnities); and

(e)
no Sellers’ Group Member will bring or make any Claim (and must procure that after Completion, no HAPAC Group Entity brings or makes any Claim) against a Buyers’ Group Member or their Representatives arising from or in connection with any Excluded Conduct.

13.4	No claims against Excluded Persons

(a)
No Exiting HAPAC Group Officers or any other person who was a director, officer or public officer of a HAPAC Group Entity or Sellers’ Group Member before Completion, nor their Representatives (together Excluded Persons) has any Liability under, arising from or in connection with this Agreement.

(b)	No Buyer Group member may bring or make, and must procure that each HAPAC Group Entity does not bring or make, any Claim against an Excluded Person.

14.	Claims Procedure

14.1	Written Notice of Claims
If any of the Buyers become aware of any facts, matters or circumstances that mean they will or may seek to make a Claim under or arising from this Agreement, the Buyers’ Representative must, as soon as reasonably practicable after the date when the fact, matter or circumstance first becomes known by one or more of the Buyers, give a written notice to the Sellers’ Representative that sets out:

(a)
to the extent known to the Buyer's Representative, reasonable details of any facts, matters or circumstances in relation to the Claim, including copies of any correspondence or demands from third parties or Governmental Agencies that relate to the Claim, in each case, if available;

(b)
the Sellers’ Warranty, Corresponding Indemnity, or Tax Indemnity that, based on the facts, matter or circumstances referred to in clause 14.1(a), the Principal Buyer believes is the subject of the Claim (as applicable); and

(c)	to the extent known to the Buyer's Representative, the approximate monetary amount of the Liability incurred (or estimated to be incurred) in respect of the Claim (such a notice being a Claim Notice).

14.2	Claim Agreed
If the Principal Seller:

a.	accepts the Claim Notice; or

b.	does not issue a Claim Dispute Notice within 30 Business Days of receipt of the Claim Notice (Claim Dispute Period), then subject to whether the Principal Seller has any Liability with respect to the Claim under clause 16, the Principal Seller must pay the Principal Buyer the full monetary amount of the Liability specified in the Claim Notice within 30 Business Days of receipt of the Claim Notice (the Determined Amount).

14.3	Claim Dispute
If the Principal Seller disputes a Claim Notice given by the Principal Buyer under clause 14.3 (Claim Dispute), the Sellers’ Representative must give the Buyers’ Representative a written notice that sets out:

a.	the reasons the Principal Seller disputes the Claim Notice; and

b.	the monetary amount (if any) admitted by the Principal Seller as being owing to the Principal Buyer for the Liability specified in the Claim Notice (together a Claim Dispute Notice), following which the Claim Dispute must be initially dealt with in accordance with clause 21.

15.	Qualifications And Limitations On Liabilities

15.1	General limitations
Except for any Liability under the Title & Capacity Warranties or the Corresponding Indemnities so far as they relate to a claim for breach of the Title & Capacity Warranties, the Sellers will not be liable for any Liability or Claim for any breach of the Sellers’ Warranties or under the Corresponding Indemnities to the extent that:

(a)	(fair disclosure) the fact, matter or circumstance which gives rise to the Liability or Claim has been fairly disclosed in the Disclosures;

(b)
(awareness) any Transaction Team Member had Actual Knowledge of the Liability as at the Operative Date (in respect of Sellers’ Warranties given as at the Operative Date) and as at the Completion Date (in respect of Sellers’ Warranties given as at the Completion Date);

(c)	(change of Law) the Liability arises from:

(i)	the enactment or amendment of any Law; or

(ii)	a change in the judicial interpretation of any Law,
in each case after Completion (whether or not with any retrospective effect);

(d)
(allowance in Accounts) the Liability has been included as a provision, allowance, reserve or accrual in the Completion Statement and such provision, allowance, reserve or accrual has not been released;

(e)	(Accounting Standards) the Liability or Claim arises or is increased as a result of any change in the Accounting Standards used by the HAPAC Group after Completion;

(f)	(Forward Looking Information) the Liability or Claim arises with respect to any Forward Looking Information;

(g)	(search results) the fact or matter giving rise to the Claim or Liability would have been revealed by any search of the Public Searches on such date which corresponds to that particular search;

(h)
(pre-Completion actions) other than in relation to a Liability or Claim in relation to a Tax Claim, the Liability or Claim arises from an act or omission before Completion by or on behalf of a HAPAC Entity that was done or made on a Buyer's clear instructions;

(i)
(post-Completion action) the Liability or Claim has arisen as a result of, or in consequence of, any voluntary act, omission, transaction or arrangement of, or on behalf of, a Buyers’ Group Member or a HAPAC Entity after Completion unless such voluntary act, omission, transaction or arrangement was required to be taken by Law;

(j)	(Consequential Loss) the Liability or Claim is for or relates to any Consequential Loss;

(k)	(contingent liabilities) the Claim relates to a Liability that is a contingent Liability (unless and until the Liability becomes an actual Liability and is due and payable); or

(l)	(breach by Buyer) the Liability or Claim arises from or in connection with a Buyers’ failure to comply with a provision of a Transaction Document.

15.2	Independent Limitations
Each qualification and limitation in clause 15.1 is to be construed independently of the others and is not limited by any other qualification or limitation.

15.3	Time Limits
Except in the case of fraud of any of the Sellers, subject to clause 14, the Sellers will only be liable for a Claim if:

(a)	the Buyers’ Representative notifies the Sellers’ Representative of the Claim in accordance with clause 14.1 within:

(i)	7 years after Completion in the case of a breach of a Title & Capacity Warranty or a Claim under the Corresponding Indemnity so far as it relates to a breach of a Title & Capacity Warranty;

(ii)	7 years after Completion in the case of a breach of a Tax Claim; and

(iii)	36 months after Completion in the case of a breach of a Sellers’ Warranty (other than a Title & Capacity Warranty or a Tax Warranty) or a Claim under the Corresponding Indemnity; and

(b)	within 12 months of the date on which the Buyers’ Representative is required to notify the Sellers’ Representative of the Claim under clause 15.3(a):

(i)	the Claim has been finally determined; or

(ii)	the Buyer has filed and served legal proceedings against the Sellers in respect of that Claim.

15.4	Minimum Claim Amount
Except in the case of any Claims for:

(a)	fraud of the Sellers;

(b)	a breach of the Title & Capacity Warranties; or

(c)	under the Corresponding Indemnities so far as they relate to a breach of the Title & Capacity Warranties, the Sellers will not be liable to any of the Buyers for any Claim unless the amount finally determined to be payable in respect of that Claim exceeds $340,000.00, in which event the Buyers may make a Claim for the entire amount of that Claim or those Claims (as applicable).

15.5	Maximum Aggregate Liability
Except in the case of fraud of any of the Sellers, the maximum aggregate amount that the Buyers may recover from the Sellers and the Sellers are required to pay to the Buyer under, arising from or in connection with this Agreement is limited to:

(a)	in respect of Claims for a breach of a Sellers’ Warranty (other than a Title & Capacity Warranty), an amount equal to $50,000,000.00; and

(b)	in respect of all other Claims, the Purchase Price.

15.6	Entitlement to credits or amounts
If a Buyer or a HAPAC Entity (after Completion) receives any credit or amount in compensation for a Liability that is the subject of a Claim against any of the Sellers (including any compensation by or recovery from a third party or under any insurance policy, other than the W&I Policy) then:

(a)	the Claim is reduced by the corresponding amount of the actually received credit; and

(b)	if payment in respect of the Liability or Claim has already been made by the Sellers, the relevant Buyer must:

(i)	promptly notify the Sellers’ Representative of the actually received credit, amount or reduction in Tax, in each case, net of any costs and expenses; and

(ii)
pay to the Principal Seller or its nominee an amount equal to the actually received credit, amount or reduction in Tax received by the relevant Buyer or the HAPAC Entity (as the case may be) and net of any costs and expenses within 60 days of either receipt by the relevant Buyer or the HAPAC Entity of such amount, or in the case of a reduction in Tax, the date the relevant Tax liability would have been payable by the relevant Buyer or HAPAC Entity if such reduction in Tax had not arisen.

15.7	No double claims

(a)
The Sellers are not liable for any Liability to the extent that a Buyers’ Group Member or HAPAC Entity has recovered or has been reimbursed or compensated for the Liability under or arising from this Agreement.

(b)
Notwithstanding clause 15.7(a), if the Sellers pay more than one amount in respect of the same Liability such that the Buyers are compensated for an amount that exceeds the Liability, the Buyer must procure that the excess amount is immediately repaid to the Principal Seller or its nominee.

15.8	Mitigation by the Buyers
The Buyers must (and must procure that each HAPAC Entity and Buyers’ Group Member) take:

(a)	all reasonable actions to mitigate any Liability which results or may reasonably result in a Claim against a Seller; and

(b)
not omit, and must procure that no HAPAC Entity or Buyers’ Group Member omits to take any reasonable action that would mitigate any Liability that results or may reasonably result in a Claim against a Seller, provided that, in relation to any Claim under the Tax Indemnities, neither the Buyer nor any HAPAC Entity will be required to take any action under this clause 15.8(a) to the extent the Buyer reasonably considers that such action would result in or give rise to additional Tax, costs, expenses or loss of Tax reliefs or benefits to the Buyer or a HAPAC Entity for which neither the Buyer nor a HAPAC Entity would be compensated in whole or part or would otherwise not be recoverable under this Agreement.

15.9	Reduction of Purchase Price
Any monetary compensation received by a Buyer as a result of any breach by a Seller of any of the Sellers’ Warranties, or as a result of any Claim by a Buyer under the Corresponding Indemnities or the Tax Indemnities will be in reduction and refund of the Purchase Price.

16.	Warranty & Indemnity Insurance

16.1	W&I Policy
Notwithstanding any provision to the contrary in this Agreement:

(a)
the Buyers jointly and severally represent and warrant to each of the Sellers that they have, on the Operative Date, taken out the W&I Policy to provide themselves with insurance cover in respect of any Liability they suffer or incur as a result of, arising from or in connection with any Buyer Claim; and

(b)	the Buyers acknowledge and agree that the Sellers have entered into and will proceed to Completion under this Agreement in reliance on the W&I Policy and this clause 16.

16.2	Nil Recourse
The Buyers agree that they will not be entitled to make, will not make, and irrevocably waive any right they have or may have to make or bring any Buyer Claim (other than in respect of a Title and Capacity Warranty) against the Sellers, other than:

(a)	in respect of a Claim against the Sellers which has arisen as a result of the fraud of the Sellers; or

(b)
to the extent required to permit a Claim against the W&I Insurer but only on the basis that the Sellers will have no Liability whatsoever for or arising from such Claim beyond an aggregate amount of $100, and the Buyers’ sole and only recourse and remedy for or arising from such a Claim is against the W&I Insurer under the W&I Policy.

16.3	Waiver and Buyers’ obligations

(a)
The Buyers must ensure that at all times the W&I Policy includes terms to the effect that the W&I Insurer irrevocably waives its rights to bring any claims by way of subrogation or for contribution against the Sellers, other than claims by way of subrogation against the Sellers to the extent that the relevant Liability arose out of fraud by the Sellers and then, only to the extent of the rights of recovery relating directly to the Sellers' fraud.

(b)	The Buyers must:

(i)	procure the payment of the premium and any related costs, expenses or taxes for the W&I Policy in accordance with the terms of the W&I Policy;

(ii)
without the prior written consent of the Sellers’ Representative, not agree to any amendment, variation or waiver of the W&I Policy (or do anything which has a similar effect) where such an amendment, variation or waiver is or may reasonably be adverse to the Sellers;

(iii)	not novate or assign its rights under the W&I Policy except to a Buyers’ Group Member (or do anything which has a similar effect);

(iv)	not do anything which causes any right of the insured under the W&I Policy to not have full force and effect in accordance with its terms; and

(v)	comply with all terms and conditions of the W&I Policy, including any pre or post-Completion deliverables of information or documents (including No-Claims Declarations) required under the W&I Policy.

16.4	Application of clause 16

(a)	The parties acknowledge and agree that the provisions in clause 16.2 will still apply notwithstanding that the Buyers:

(i)	do not fully comply with their obligations under this clause 16; or

(ii)
are or may be unable to pursue or obtain any remedy under the W&I Policy or any other insurance policy, whether due to policy exceptions or exclusions, partial or no-coverage of any Sellers’ Warranties, validity (including if the W&I Policy is invalid due to the insolvency, breach or default of any person), any provisions of the Insurance Contracts Act 1984 (Cth), creditworthiness or otherwise.

(b)	If there is any conflict or inconsistency between this clause 16 and any other provision of this Agreement, this clause 16 prevails to the extent of the inconsistency.

16.5	No Claims Declarations
On the Operative Date, the Principal Buyer must provide the Principal Seller with copies of the No-Claims Declarations signed by the Transaction Team Members and given to the W&I Insurer (or the broker on behalf of the W&I Insurer) on or immediately before the Operative Date.

17.	Period after Completion

17.1	Access to Records by Sellers

(a)	The Principal Buyer must procure that all Records are preserved in respect of the period ending on the Completion Date until the later of:

(i)	seven years from the Completion Date; and

(ii)	any date required by an applicable Law.

(b)	After Completion, the Principal Buyer must, on reasonable notice from the Sellers’ Representative:

(i)	provide the Sellers and their Representatives with reasonable access to the Records; and

(ii)	allow the Sellers and their Representatives to inspect and obtain copies or certified copies of the Records; and

(iii)	allow the Sellers and their representatives with reasonable access to the personnel and premises of the HAPAC Entities, for the purposes of assisting the Sellers’ Group Members to prepare Tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax, or other legal requirements, or to conduct legal or arbitration proceedings.

(c)	The Principal Buyer agrees that the Principal Seller may retain copies of any Records that it may require access to so as to enable it to comply with any applicable Law after the Completion Date.

17.2	Run-off Insurance

(a)	The Buyers acknowledge that the Sellers will procure that, prior to the Completion Date, the HAPAC Entity Insureds enter into arrangements (at the Sellers’ cost) to secure Run-Off Insurance.

(b)	The Sellers acknowledge and agree that:

(i)	the premium and any associated costs, expenses, or Taxes relating to securing the Run-Off Insurance; and

(ii)
any excess, retention, deductible, or other cost, expenses or Taxes payable by a HAPAC Entity Insured under or in connection with the Run-Off Insurance policies once they are in effect and provide cover, including such amounts that become payable if a claim is made under the Run-Off Insurance (collectively Run-Off Insurance Costs), will be paid by the Sellers.

(c)	Provided that the Sellers have complied with their obligations under clause 17.2(b), the Buyers must:

(i)	ensure that each HAPAC Entity Insured maintains the Run-Off Insurance after Completion;

(ii)	comply with all obligations to which each HAPAC Entity Insured is subject under the Run-Off Insurance; and

(iii)	provide any reasonable assistance to the Sellers in relation to submitting any Claim under the Run-Off Insurance.

17.3	Misallocation of assets

(a)
Subject to clause 17.3(b), if within 12 months after the Completion Date the Sellers or the becomes aware that an asset owned by, or in the possession, custody or control of, a Seller Group which was customarily used predominantly in, or related or predominantly to, the Business prior to the Completion Date, such that the asset was not acquired by the Buyer from the Completion Date, the Principal Seller will promptly notify the other in writing, and that asset will (if it is still owned by, or in the possession, custody or control of, a Seller Group Member at the applicable time) be transferred or given to the Buyer (or its nominee) as soon as practicable for no consideration, and that asset will be treated as being part of the Business for the purposes of this Agreement.

(b)	Clause 17.3(a) shall not apply to any Intellectual Property Rights that are the subject of the Ancillary IP Contracts.

(c)
The Sellers hereby grant, on behalf of each Seller Group Member and their respective successors and assigns, to each current and future HAPAC Entity and their respective successors and assigns, royalty-free, fully paid-up, non-exclusive, transferable, sublicensable licence to use and exploit the Omitted IP to the extent necessary to operate the Business in the same manner it was operated at the time of Completion.

(d)	The Sellers hereby covenant that no Seller Group Member, nor any successor, assign or licensee of any Seller Group Member, will make, threaten or commence any Claim that:

(i)	any current or future HAPAC Entity; or

(ii)	any licensees, contractors, assignees or successors of any current or future HAPAC Entity, or any other person authorised by any of them, has infringed or will infringe any Omitted IP, provided that their use or exploitation of the Omitted IP is necessary to operate the Business in the same manner it was operated at the time of Completion.

(e)
The Principal Seller acknowledges and agrees that none of the Protected IP is used in the Business at Completion (other than where the HAPAC Group buys any products from the Seller’s Group and on-sells those products in the same form in Australia, New Zealand or Thailand).

18.	Confidentiality

18.1	Existing Confidentiality Agreement
The Confidentiality Agreement will be (and is) terminated with effect from the Completion Date.

18.2	Primary obligation
Each party who receives Confidential Information (Receiving Party) must:

(a)	subject to clauses 18.3 and 18.5, keep the Confidential Information confidential;

(b)
not use the Confidential Information for the Receiving Party’s own or another’s advantage, or to the competitive disadvantage of the party disclosing the Confidential Information (Disclosing Party); and

(c)	not copy or duplicate or allow the copying or duplication of any Confidential Information.

18.3	Permitted disclosure

(a)	A party may disclose Confidential Information:

(i)
to its professional advisers, bankers, financial advisers, financial sponsors, equity or debt financiers or any of its employees to whom it is necessary to disclose the Confidential Information, if those persons undertake to keep the Confidential Information confidential;

(ii)	pursuant to any applicable law or court order, or to a Governmental Agency or stock exchange or in order to comply with its obligations under this Agreement; or

(iii)	for the purposes of issuing, defending or participating in legal proceedings.

(b)
No party may make any public or media announcement about this Agreement, the sale of the Shares, or Completion without the prior approval of the Buyers’ Representative and the Sellers’ Representative (which must not be unreasonably withheld or delayed) except pursuant to any applicable law or court order, or as required by any Governmental Agency or the rules of any relevant stock exchange.

18.4	Security and control
The Receiving Party must:

(a)	take all reasonable proper and effective precautions to maintain the confidential nature of the Confidential Information; and

(b)	immediately notify the Disclosing Party of any potential, suspected or actual unauthorised access, disclosure, copying or use or breach of this clause 18.

18.5	Agreed form of announcements
The Sellers’ Representative and the Buyers’ Representative must each use their reasonable endeavours to agree on the content of any public or media announcements that they intend to make about this Agreement or the transactions contemplated by this Agreement to:

(a)	the market in general;

(b)	the HAPAC Group’s customers and suppliers; or

(c)	the Employees.

19.	Sellers’ Restrictive Covenant

19.1	Sellers’ restraint
For the purpose of protecting the goodwill in the Business, and in consideration of the Buyers agreeing to acquire the Shares, and derive other benefits under this Agreement, during the Restraint Period in the Restraint Area, each of the Sellers must not, and must ensure that their Related Entities do not:

(a)	subject to clause 19.2, Engage In any business or activity that competes with the Business;

(b)
approach, canvass, contact or gain the custom of a person who was a customer or supplier of the Business at any time during the 12 months before Completion or take any action that induces customers or suppliers of the Business to cease, reduce or materially alter the terms of business with the HAPAC Group; or

(c)
approach, canvass, contact, employ or engage an employee, consultant to, or contractor of the Business with a view to encouraging or inducing that person to alter or terminate the terms of their employment, consultancy or engagement with the Business.

19.2	Exceptions
Nothing in clause 19.1(a), restricts or limits:

(a)	the Sellers (or their Related Entities) from selling goods or equipment under an Exempted Transaction; and

(b)
the Sellers (or their Related Entities) from selling goods or equipment to Ford (or one of its Related Entities) pursuant to a binding agreement that is entered into in order to give effect to the Ford statement of work dated 19 December 2018, a copy of which has been provided to the Principal Buyer prior to the Operative Date, provided that:

(i)	the value of such goods or equipment that are utilised in the Ford assembly plant in Thailand (Thailand Goods) does not exceed US$1.5 million in any given financial year; and

(ii)
to the extent that the value of Thailand Goods exceeds US$1.5 million in any given financial year, the Sellers pay to the Principal Buyer a royalty payment, within 10 Business Days after the end of the relevant financial year, in the amount of 5% of the value of Thailand Goods that exceeds US$1.5 million.

(c)
The agreement in relation to royalties referred to in clause 19.2(b)(ii) applies for a period of five years commencing from the date on which the Sellers (or their Related Entities) fulfill the first purchase order issued by Ford (or one of its related entities under the agreement referred to in clause 19.2(b). The Sellers’ Representative will promptly give the Buyers’ Representative written notice of the date on which the first purchase order is fulfilled.

19.3	Commercial relationship during restraint period

(a)	During the Restraint Period, the Sellers and the Buyers agree to use their reasonable endeavours to:

(i)	keep each other reasonably informed of any new products and/or material developments or improvements to any existing products or equipment which are:

(A)	released by the Principal Seller in the U.S. market; or

(B)	released by the HAPAC Group in the Australian, New Zealand or Thailand markets, following the Operative Date; and

(ii)	work together, discuss and explore the commercial feasibility of:

(A)
the Principal Buyer (or one of its affiliates) acting as the exclusive distributor in Australia, New Zealand and Thailand of any new product or updates to existing products or equipment which are developed or otherwise distributed by Horizon Global Corporation; and

(B)
the Principal Seller (or one of its affiliates) acting as the exclusive distributor in the U.S. market of any new product or updates to existing products or equipment which are developed or otherwise distributed by the HAPAC Group.

(b)	For the avoidance of doubt, this clause 19.3 does not oblige the parties to enter into an agreement of any kind, including any distribution agreement or licencing.

19.4	Restraint Period
In this clause 19, the expression “Restraint Period” means the period from the Operative Date:

(a)	until the 5th anniversary of the Completion Date, unless that period is held to be invalid for any reason by a court of competent jurisdiction;

(b)	until the 4th anniversary of the Completion Date, unless that period is held to be invalid for any reason by a court of competent jurisdiction;

(c)	until the 3rd anniversary of the Completion Date, unless that period is held to be invalid for any reason by a court of competent jurisdiction;

(d)	until the 2nd anniversary of the Completion Date, unless that period is held to be invalid for any reason by a court of competent jurisdiction; then

(e)	until the 1st anniversary of the Completion Date, unless that period is held to be invalid for any reason by a court of competent jurisdiction.

19.5	Restraint Area
In this clause 19, the expression “Restraint Area” means:

(a)	Australia, New Zealand and Thailand, unless that area is held to be invalid for any reason by a court of competent jurisdiction;

(b)	Australia and New Zealand, unless that area is held to be invalid for any reason by a court of competent jurisdiction; then

(c)	Australia, unless that area is held to be invalid for any reason by a court of competent jurisdiction.

19.6	Injunctive relief
The Sellers acknowledge that monetary damages alone would not be adequate compensation to the Buyers for a breach of clause 19.1 and that the Buyers may seek an injunction from a court of competent jurisdiction if:

(a)	a Seller fails to comply or threatens to fail to comply with clause 19.1; or

(b)	the Buyers reasonably believe that a Seller will not comply with clause 19.1.

19.7	Sellers’ Acknowledgements
The Sellers acknowledge that the restraints in this clause:

(a)	are material to the Buyers’ decision to purchase the Shares under this Agreement;

(b)	have been carefully negotiated, and are the subject of legal advice that each of the Sellers received before the Operative Date;

(c)
are fair and reasonable with respect to their subject matter, the Restraint Area and the Restraint Period, and go no further than is reasonably necessary to protect the interests of the Buyers as the purchasers of the Shares owned by the Sellers and the goodwill of the HAPAC Group and the Business;

(d)	are reasonably required to protect the HAPAC Group and the Business, and the Buyers’ interest in the Company to be purchased by it under this Agreement; and

(e)	represent matters for which each of the Sellers have received valuable, fair and reasonable consideration under this Agreement.

19.8	Buyers’ Acknowledgements
The Buyers acknowledge and agree that after Completion the Sellers’ Group Members will continue to:

(a)	provide goods and services outside the Restraint Area in the normal course to some or all of the same customers of the Business; and

(b)	source supply of the goods and services outside the Restraint Area from some or all of the same suppliers to the Business, and accordingly nothing in clause 19.1 prevents or restricts any of the Sellers’ Group Members from continuing to engage in these activities after Completion provided that any actions taken by the Seller Group Members pursuant to this clause 19.6 shall not in any way limit or otherwise compromise any of the obligations and undertakings of the Sellers (including with respect to their Related Entities) in clause 19.1.

19.9	Independent restraints

(a)	Each:

(i)	covenant in the sub-clauses and paragraphs of clause 19.1;

(ii)	paragraph of the ‘Business’ definition in clause 1.1;

(iii)	paragraph of the ‘Sellers Restraint Period’ definition in clause 1.1; and

(iv)	paragraph of the ‘Sellers’ Restraint Area’ definition in clause 1.1,

are several, separate and independent covenants by each Seller which can be combined, and each combination is a separate restraint.

(b)	If a restraint is illegal, void or unenforceable, this Agreement is to be interpreted as if that restraint was omitted but that does not affect the other restraints.

19.10	Undertaking with respect to “Reece” products
The Sellers acknowledge that Horizon Australia has an exclusive licence to use Australian Trade Mark No. 1337893 under a separate licence agreement. The Buyers undertake that the HAPAC Group will not use that trade mark Australian Trade Mark No. 1337893 other than in the manner used in relation to "Reese" products that are being used in the Business as at the Completion Date. This undertaking does not apply to any use by the HAPAC Group of the "Hayman Reese" brand, including Australian Trade Marks No. 561534, 866043, 1029627, 1050709 and 1918693.

20.	Tax Matters

20.1	Preparation of Pre-Completion Returns by the Principal Seller

(a)	The Principal Seller must:

(i)	prepare, and provide to the Principal Buyer, all Pre-Completion Returns no later than 5 days prior to the due date of the respective Pre-Completion Returns;

(ii)
bear all costs of preparing the Pre-Completion Returns (other than any interest or penalties relating to such Pre-Completion Returns which arise in consequence of any failure by the Principal Buyer to comply with its obligations under this 20); and

(iii)
ensure that each Pre-Completion Return is prepared in a manner consistent with prior tax returns of the HAPAC Group (except to the extent required by Law, any Governmental Agency or this Agreement) and the requirements of the Tax Law.

(b)
Provided that the Principal Buyer has complied with its obligation under clause 20.1(a)(i), the Principal Buyer must file all Pre-Completion Returns by the due date of the respective Pre-Completion Return.

20.2	Principal Buyer’s obligations relating to Pre-Completion Returns
The Buyers' Representative must:

(a)	provide all information and assistance that may be reasonably requested by the Sellers’ Representative in connection with the preparation and filing of the Pre-Completion Returns;

(b)
execute all documents and give or make all notices and declarations as the Sellers’ Representative may reasonably require in connection with the preparation and filing of the Pre-Completion Returns; and

(c)
permit the Sellers’ Representative (at Sellers' Representative's sole expense) to have reasonable access to and take extracts or copies from any of the Records for the purpose of preparing the Pre-Completion Returns.

20.3	Principal Buyer may review Pre-Completion Returns
Despite clauses 20.1 and 20.2, the Sellers’ Representative must:

(a)	promptly provide a copy of the Pre-Completion Return to the Buyers’ Representative, together with any supporting working papers:

(i)	in the case of a Pre-Completion Return that relates to GST, no later than 5 Business Days before the due date for lodgement; and

(ii)	in the case of any other Pre-Completion Return, no later than 20 Business Days before the due date for lodgement;

(b)	permit the Buyers’ Representative to have access to any of the Records used to prepare the Pre-Completion Return;

(c)	incorporate any reasonable comments on the Pre-Completion Return provided by the Buyers’ Representative; and

(d)
not file the relevant Pre-Completion Return with the relevant Governmental Agency until the Buyers’ Representative gives their written consent to the Pre-Completion Return, which consent is not to be unreasonably withheld or delayed.

20.4	Preparation of Overlap Returns by Principal Buyer
The Principal Buyer will:

(a)	prepare and file all Overlap Returns; and

(b)	bear all costs of preparing the Overlap Returns.

20.5	Sellers’ obligations relating to Overlap Returns
The Sellers’ Representative must:

(a)	provide all information and assistance that may be reasonably requested by the Buyers’ Representative in connection with the preparation and filing of the Overlap Returns;

(b)	execute all documents and give or make all notices and declarations as the Buyers’ Representative may reasonably require in connection with the preparation and filing of the Overlap Returns; and

(c)
permit the Buyers’ Representative to have reasonable access to (at the Buyers' Representatives sole expense) and take extracts or copies from any of the Records for the purpose of preparing the Overlap Returns.

20.6	Seller may review Overlap Returns
Despite clause 20.5, the Buyers’ Representative must:

(a)	promptly provide a copy of the Overlap Return to the Sellers’ Representative;

(b)	permit the Sellers’ Representative to have access to any of the Records used to prepare the part of the Overlap Return that relates to assessable income derived on or before Completion; and

(c)
not file the relevant Overlap Return with the relevant Governmental Agency until the Seller’ Representative gives its written consent to the part of the Overlap Return that relates to assessable income derived on or before Completion, which consent is not to be unreasonably withheld or delayed.

20.7	Tax audits
If the Taxpayer is notified or becomes aware of a Tax audit or proposed Tax audit of the HAPAC Group by a relevant Governmental Agency after Completion that relates to any event or omission on or before Completion or any period before Completion:

(a)	within 10 Business Days of the Taxpayer receiving notice of or becoming aware of the Tax audit, the Taxpayer must give written notice to the Sellers’ Representative; and

(b)
before making any decision, the Taxpayer must consult with the Sellers’ Representative, and obtain confirmation from the Sellers’ Representative (such confirmation not to be unreasonably withheld or delayed) that the Seller agrees with any response to, or decision whether to respond to, the Governmental Agency by the Taxpayer.

20.8	Confidentiality
Any information obtained by the Seller under this clause 20 after Completion is taken to be Confidential Information.

20.9	Tax Gross-Up

(a)	All payments to be made under this Agreement must be made without any deduction or set off, and free and clear of and without deduction for or on account of any Tax.

(b)
If a party to this Agreement is compelled to make any deduction referred to in clause 20.9(a), it will pay to the receiving party such additional amounts as are necessary to ensure receipt by the receiving party of the full amount which that party would have received but for the deduction.

(c)	To the extent that any amount is payable to the Principal Buyer pursuant to a Claim made in respect of the Sellers’ Warranties, the Corresponding Indemnity or the Tax Indemnities which is assessable to the Principal Buyer, that amount shall be grossed up to account for any Tax payable by the Principal Buyer.

(d)	The Sellers warrant and declare that as at the Operative Date and at Completion:

(i)	the Seller is an Australian Resident; or

(ii)	the Sale Shares are not indirect Australian real property interests as defined in section 855-25 of the Income Tax Assessment Act 1997 (Cth).

(e)
Clauses 20.9(a) and 20.9(b) do not apply where the warranty and declaration in clause 20.9(d) is not factually accurate or correct. Should this be the case, any payment may be made without any withholding payable under Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth) and the conduct in making such a withholding and paying the balance of the relevant amount will constitute a full discharge of any obligation to pay withholding payable under Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth).

20.10	Non-Resident CGT Withholding

(a)
For the purposes of subsection 14-225(2) of Schedule 1 to the Taxation Administration Act 1953, the Principal Seller declares, for the period beginning from the date of this Agreement until Completion, that the Sale Shares are not indirect Australian real property interests.

(b)
If Completion occurs on a date which is later than six months after the date of this Agreement, the Principal Seller must deliver to the Buyer, at or before Completion, a further declaration that the Sale Shares are not indirect Australian real property interests.

21.	Dispute Resolution

21.1	Dispute

(a)
If a dispute other than a Completion Statement Dispute (Dispute) arises between the parties in connection with this Agreement, except where urgent interlocutory or other equitable relief (including specific performance) is sought, the parties must use their reasonable endeavours to settle the Dispute under this clause 21.

(b)	To avoid doubt, this clause 21 does not apply to a Completion Statement Dispute.

21.2	General Dispute Notice
If a Dispute arises, the party who reasonably believes that there is a Dispute must give written notice setting out the nature of the Dispute and any relevant facts or circumstances relating to the Dispute to the other parties (General Dispute Notice).

21.3	Parties to try to settle Dispute

(a)
Within 5 Business Days of the date of the General Dispute Notice or a Claim Dispute Notice pursuant to clause 14.3, each party must nominate a suitable person who has authority to negotiate and settle the Dispute.

(b)	The persons nominated by each party in accordance with clause 21.3(a)must then use their reasonable endeavours and confer in good faith within the following 30 Business Days to resolve the Dispute.

22.	GST

22.1	Meaning of capitalised terms
Capitalised expressions used in this clause 22 (except for defined terms) have the meaning given to them in the GST Law.

22.2	General
Unless GST is expressly included, the amount expressed to be payable under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.

22.3	GST payable

To the extent that any supply made under or in connection with this Agreement is a taxable supply, the amount payable for that supply is increased by an amount equal to that amount multiplied by the rate at which GST is imposed in respect of the supply, and is payable at the same time.

22.4	Recovery of GST payable
As a precondition to the payment of the additional amount in respect of GST under clause 22.3, the Seller and the Principal Buyer agree to do all things, including providing tax invoices and other documentation, that may be reasonably necessary or desirable to ensure or assist the other party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Agreement.

22.5	Reimbursement or indemnity payment
If a payment to a party under this Agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled in respect of that loss, cost or expense before any adjustment is made for GST pursuant to clause 22.3.

22.6	Adjustment Event
If an adjustment event arises in respect of a supply, the additional amount must be adjusted to reflect the adjustment event and the Principal Buyer or the Seller (as the case may be) must make any payments necessary to reflect the adjustment.

22.7	GST in New Zealand
The parties acknowledge that no goods and services tax is payable under, or otherwise in connection with, this Agreement under the NZ Goods and Services Tax Act 1985.

23.	Parties’ Appointed Representatives

23.1	Appointment of Sellers’ Representative

(a)	The Sellers:

(i)
irrevocably and unconditionally authorise the Sellers’ Representative to act on their behalf with respect to all acts, matters or things required or permitted by the terms of the Transaction Documents to be done by the Sellers under and in connection with the Transaction Documents; and

(ii)	agree to be bound by the actions of the Sellers’ Representative with respect to all matters done under and in connection with the Transaction Documents.

(b)	The authority provided to the Sellers’ Representative in clause 23.1(a)extends and applies to, without limitation, the following matters:

(i)	to give and receive notices on behalf of the Sellers under the Transaction Documents;

(ii)	to give and receive payments and documents on behalf the Sellers;

(iii)	to give any approval or exercise any discretion on behalf of the Sellers;

(iv)	execution of any document required to be executed by the Sellers under or in connection with the Transaction Documents;

(v)	to amend, vary or waive any provision of the Transaction Documents;

(vi)	to amend or vary any provision of a document required to be delivered by the Sellers pursuant to the Transaction Documents; or

(vii)
to carry out any act or execute or amend any document necessary to effect Completion in accordance with clause 7, including any document that constitutes or relates to a Sellers’ Completion Deliverable.

23.2	Appointment of Buyers’ Representative

(a)	The Buyers:

(i)
irrevocably and unconditionally authorise the Buyers’ Representative to act on its behalf with respect to all acts, matters or things required or permitted by the terms of the Transaction Documents to be done by the Buyers under and in connection with the Transaction Documents; and

(ii)	agrees to be bound by the actions of the Buyers’ Representative with respect to all matters done under and in connection with the Transaction Documents.

(b)	The authority provided to the Buyers’ Representative in clause 23.2(a)extends and applies to, without limitation, the following matters:

(i)	to give and receive notices on behalf of the Buyers under the Transaction Documents;

(ii)	to give and receive payments on behalf the Buyers;

(iii)	to give any approval or exercise any discretion on behalf of the Buyers;

(iv)	execution of any document required to be executed by the Buyers under or in connection with the Transaction Documents; and

(v)	to amend, vary or waive any provision of the Transaction Documents;

(vi)	to amend or vary any provision of a document required to be delivered by the Sellers pursuant to the Transaction Documents; or

(vii)
to carry out any act or execute or amend any document necessary to effect Completion in accordance with clause 7, including any document that constitutes or relates to a Buyers’ Completion Deliverable.

23.3	Acknowledgements

(a)	The Sellers acknowledge and agree that the Buyers:

(i)	are entitled to treat any act, matter or thing done by the Sellers’ Representative as binding on the Sellers and is not required to enquire further in respect of such act, matter or thing; and

(ii)	may discharge any obligation under this Agreement to give any payment, document, notice or other thing to the Sellers by giving it to the Sellers’ Representative.

(b)	The Buyers acknowledge and agree that the Sellers:

(i)	are entitled to treat any act, matter or thing done by the Buyers’ Representative as binding on the Buyers and is not required to enquire further in respect of such act, matter or thing; and

(ii)	may discharge any obligation under this Agreement to give any payment, document, notice or other thing to the Buyers by giving it to the Buyers’ Representative.

23.4	Attorney

(a)	Each Seller irrevocably appoints the Sellers’ Representative as its attorney to take any action required to be taken under clause 23.1.

(b)	Each Buyer irrevocably appoints the Buyers’ Representative as its attorney to take any action required to be taken under clause 23.2.

24.	Costs And Stamp Duty

24.1	Costs
Except as otherwise provided in this Agreement each party must pay its own costs connected with the negotiation, preparation, execution and performance of each Transaction Document.

24.2	Stamp duty
The Principal Buyer must pay all stamp duty (if any) and other government imposts payable in connection with the sale of the Shares.

25.	Notices

25.1	Notices

(a)
Notices may be served either by delivery to a party personally, by posting to the party’s last known address by pre-paid ordinary mail or email, or if the address is outside Australia, by pre-paid air mail, or email to the party’s last known address for service.

(b)	If a communication is given by:

(i)	post, it is taken as received if posted within Australia to an Australian address 3 Business Days (in place of receipt) after posting; or

(ii)
by email, it is taken as received where the sender receives a delivery confirmation report which records the time that the email was delivered to the addressee’s last notified email address, unless the sender receives a delivery failure notification indicating that the electronic mail has not been delivered to the addressee, but if the delivery or receipt is not on a Business Day or is after Business Hours the notice is taken to have been received on the next Business Day.

(c)	Each party may from time to time change its particulars for service by notice to each other party, however, the particulars for services initially are as follows:

Sellers’ Representative
Name:	Jay Goldbaum
Address:	2600 W Big Beaver Rd, Troy, MI 48084, USA
Email:	jgoldbaum@horizonglobal.com
Buyers’ Representative
Name:	Sam Kong
Address:	Level 31, 126 Phillip Street, Sydney New South Wales, 2000 Australia
Email:	sam.kong@pep.com.au with a copy to (for information purposes only): andrew.charlier@pep.com.au

25.2	Change of address
Any party may change its address or email for receipt of Notices at any time by giving written notice of such change to each party.

26.	Miscellaneous

26.1	Alterations
This Agreement may be altered only by agreement in writing, signed by the Buyers (or the Buyers’ Representative) and the Sellers (or the Sellers’ Representative).

26.2	Approvals and consents
Except where this Agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

26.3	Assignment

(a)
Subject to clause 26.3(b), a party cannot assign, charge, encumber, create a Security Interest over, dispose of or otherwise deal with any rights and obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the other parties.

(b)
The Buyers may grant to one or more of its debt financiers from time to time (or any security trustee or agent on their behalf), security interests over the Buyers' right under this Agreement, whether by mortgage, charge or otherwise.

26.4	Survival
Subject to any provision in this Agreement to the contrary:

(a)	any indemnity or any obligation of confidence under this Agreement is independent and survives termination of this Agreement.; and

(b)	any other term by its nature intended to survive termination of this Agreement survives termination of this Agreement.

26.5	Default Interest

(a)
If a party fails to pay any amount payable under this Agreement on the due date for payment, that party must (in addition to a continuing liability to pay the amount unpaid) pay interest on the amount unpaid which is at the higher of the Interest Rate plus 3% per annum or the rate (in any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause (a):

(i)
accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(ii)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 360 day year.

(c)
The right to require payment of interest under this clause 26.5 is without prejudice to any other rights the non-defaulting party may have against the defaulting party under applicable Law or in equity.

(d)	A failure to pay any amount under this Agreement is not remedied until both the amount unpaid and any interest payable under this clause 26.5 have been paid in full.

26.6	Counterparts
This Agreement may be executed by a party in one or more counterparts and all executed counterparts taken together constitute one instrument.

26.7	No merger
The rights and obligations of the parties under this Agreement do not merge on completion of any transaction contemplated by this Agreement.

26.8	Further action
Each party must do, at its own expense, everything reasonably necessary (including executing agreements, deeds or other documents) to give full effect to the Transaction Documents and any transactions contemplated by them.

26.9	Waiver

(a)	A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy.

(b)	A single or partial exercise of a right, power or remedy by a party does not prevent another or further exercise of that or another right, power or remedy.

(c)	A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

26.10	Severance
If a provision of this Agreement would, but for this clause, be unenforceable:

(a)	the provision will be read down to the extent necessary to avoid that result; and

(b)	if the provision cannot be read down, to that extent, it will be severed without affecting the validity and enforceability of the remainder of this Agreement.

26.11	Power of attorney
Each person who executes this Agreement on behalf of a party under a power of attorney represents and warrants that he or she is not aware of any fact or circumstances that might affect his or her authority to do so under that power of attorney.

26.12	Remedies
Subject to each of the Conditions having been satisfied or waived, each of the parties acknowledges and agrees that:

(a)	damages would not be an adequate remedy if the obligations set out in clause 7.2 are not performed in accordance with those provisions; and

(b)
accordingly, either party may seek injunctive relief to prevent any breach of the obligations under clause 7.2, and to seek (in addition to any other remedy that the party may be entitled to at Law or in equity) specific performance of the other party’s obligations under that provision.

26.13	Entire agreement
This Agreement embodies the entire understanding and agreement between the parties as to its subject matter. All prior conduct, agreement, arrangements and understandings in relation to its subject matter is superseded by this Agreement and will be of no force or effect whatever, and neither party has relied upon or will be liable to the other party in respect of those matters.

27.	Governing Law And Jurisdiction

27.1	Governing Law
The law of the State of Victoria, Australia governs this Agreement.

27.2	Parties to submit to jurisdiction
The parties submit to the non-exclusive jurisdiction of the courts of the State of Victoria, Australia.

Schedule 1.	The HAPAC Group

Part A.Horizon Global Holdings Australia Pty Ltd

No.	The Company
1	Name	Horizon Global Holdings Australia Pty. Ltd.
2	Type, class and subclass	Australian Proprietary Company, Limited by Shares, Proprietary Company
3	Australian company number	107 464 175
4	Australian business number	20 107 464 175
5	Incorporation Date	22 December 2003
6	State of Registration	Victoria
7	Registered Office	49-75 Pacific Drive, Keysborough VIC 3173
8	Directors	Simon Patrick Enright Jason Cameron Kieseker Jay Samuel Goldbaum
9	Secretaries	Simon Patrick Enright
10	Public Officer	Adam Visuna
11	Issued Share Capital	95,708,624 ordinary shares, fully paid

Part B.	Horizon Global Pty Ltd

No.	Horizon Global Pty Ltd
1	Name	Horizon Global Pty Ltd
2	Type, class, sub-class	Australian Proprietary Company, Limited by Shares, Proprietary Company
3	Australian company number	004 546 543
4	Australian business number	60 004 546 543
5	Incorporation Date	31 May 1962
6	State of Registration	Victoria
7	Registered Office	49-75 Pacific Drive, Keysborough VIC 3173
8	Directors	Simon Patrick Enright Jason Cameron Kieseker Jay Samuel Goldbaum
9	Secretary	Simon Patrick Enright
10	Public Officer	Adam Visuna
11	Issued Share Capital	125,023 ordinary shares, fully paid

Part C.	Parkside Towbars Pty Ltd

No.	Parkside Towbars Pty Ltd
1	Name	Parkside Towbars Pty Ltd
2	Type, class, sub-class	Australian Proprietary Company, Limited by Shares, Proprietary Company
3	Australian company number	103 851 770
4	Australian business number	67 103 851 770
5	Incorporation Date	24 February 2003
6	State of Registration	Victoria
7	Registered Office	49-75 Pacific Drive, Keysborough VIC 3173
8	Directors	Simon Patrick Enright Jason Cameron Kieseker Jay Samuel Goldbaum
9	Secretary	Simon Patrick Enright
10	Public Officer	Adam Visuna
11	Issued Share Capital	1,590,913 ordinary shares, fully paid

Part D.	Horizon Global (NZ) Limited

No.	Horizon Global (NZ) Limited
1	Name	Horizon Global (NZ) Limited
2	Type, class and subclass	New Zealand Limited Company
3	New Zealand company number	3857936
4	New Zealand business number	9429030647640
5	Incorporation Date	29 May 2012
6	Place of Registration	New Zealand
7	Registered Office	15 Oak Road, Wiri, Auckland, 2104, New Zealand
8	Directors	Simon Patrick Enright Jay Goldbaum Jamie Pierson
9	Issued Share Capital	100 ordinary shares

Part E.	TriMotive Asia Pacific Limited

No.	TriMotive Asia Pacific Limited
1	Name	TriMotive Asia Pacific Limited
2	Type, class and subclass	Private Limited Company
3	Thai company number	0115548011889
4	Business number	N/A
5	Incorporation Date	10 November 2005
6	State of Registration	Thailand
7	Registered Office	700-665 Moo 1, Phan Thong Sub-district, Phan Thong District, Chonburi Province, Thailand
8	Directors	Jason Cameron Kieseker Simon Patrick Enright Jay Samuel Goldbaum Andrew Buttigieg Ross Allen Healey
9	Issued Share Capital	THB 300,000,000 (Baht Three Hundred Million Only)

Schedule 2.	Conditions

No	Condition	Responsibility	Benefit
1
Key Customer Approvals: The following steps have been completed with respect to the Key Customers:
(a) Toyota has confirmed either in writing or orally in a discussion between representatives of the Principal Buyer and the Principal Seller that (notwithstanding the change in control of the Company that will occur on Completion):
(i) Toyota will not exercise its right to cancel any undelivered order for goods under any Toyota Contract due to the change in control of the Company that will occur on Completion; and
(ii) Toyota intends, with respect to each Toyota Contract to continue conducting business in the normal course with the HAPAC Group following Completion.
(b) Ford has confirmed either in writing that (notwithstanding the change in control of the Company that will occur on Completion):
(i) Ford consents to the change in control of the Company that will occur on Completion; and
(ii) Ford intends to continue conducting business in the normal course with the HAPAC Group following Completion.
(c) Mitsubishi has confirmed either in writing or orally in a discussion between representatives of the Principal Buyer and the Principal Seller that (notwithstanding the change in in the shareholder composition of TAPL or change in control of the Company that will occur on Completion):
(i) Mitsubishi will not exercise its right to terminate any Mitsubishi Contract due to the change in the shareholder composition of TAPL that will occur on Completion; and
(ii) Mitsubishi intends, with respect to each Mitsubishi Contract, to continue conducting business in the normal course with the HAPAC Group following Completion.
		Principal Buyer Principal Seller	Principal Buyer

No	Condition	Responsibility	Benefit

(d) ICL has confirmed either in writing or orally in a discussion between representatives of the Principal Buyer and the Principal Seller that (notwithstanding the change in control of the Company that will occur on Completion) ICL intends, with respect to each ICL Contract, to continue conducting business in the normal course with the HAPAC Group following Completion.
(e) Subaru has confirmed either in writing or orally in a discussion between representatives of the Principal Buyer and the Principal Seller that (notwithstanding the change in control of the Company that will occur on Completion) Subaru intends, with respect to each Subaru Contract, to continue conducting business in the normal course with the HAPAC Group following Completion.
(f) Mercedes has confirmed in writing that (notwithstanding the change in control of the Company that will occur on Completion):
(i) Mercedes consents to the change in control of the Company that will occur on Completion for the purposes of each Mercedes Contract; and
(ii) Mercedes intends, with respect to each Mercedes Contract, to continue conducting business in the normal course with the HAPAC Group following Completion.
(g) Jayco has confirmed either in writing or orally in a discussion between representatives of the Principal Buyer and the Principal Seller that (notwithstanding the change in control of the Company that will occur on Completion) Jayco intends, with respect to the Jayco Contract, to continue conducting business in the normal course with the HAPAC Group following Completion.
(h) General Motors has confirmed in writing that (notwithstanding the change in control of the Company that will occur on Completion):
(i) General Motors consents to the change in control of the Company that will occur on Completion for the purposes of each General Motors Contract; and
(ii) General Motors intends, with respect to each General Motors Contract, to continue conducting business in the normal course with the HAPAC Group following Completion.

2	Each of the Specified Landlords has granted their written consent to the change in control of the Company that will occur on Completion.	Principal Buyer Principal Seller	Principal Buyer

Schedule 3.Normal Course Obligations

(a)
The HAPAC Group must carry on the Business as a going concern and in the normal and ordinary course (but subject to any applicable Pre-Completion Business Restrictions), and in a manner which is materially consistent with the operation of the Business in the 12 months prior to the Operative Date.

(b)	The HAPAC Group must maintain the Plant and Equipment and the HAPAC Group’s other assets in good working condition.

(c)	Each HAPAC Entity must comply in all material respects with the Authorisations which apply to them, and the terms and conditions of the Material Contracts they are party to.
Schedule 4.Pre-Completion Business Restrictions

(a)	No HAPAC Entity alters, or proposes to alter, their constitution, trust deed, articles of association or other constitutional documents (as applicable).

(b)	Other than the Permitted Dividend, no HAPAC Entity makes a distribution, declares any dividend, returns capital, or revaluates any of its assets.

(c)
No HAPAC Entity increases, reduces or otherwise alters its share capital, or transfers an amount to its share capital account from any of its other accounts, or allots or issues any shares or any securities or loan capital convertible into or exchangeable for shares, or purchases, redeems, cancels, retires or acquires any such shares or securities, or agrees to do so, or sells or gives any option, right to purchase, mortgage, charge, pledge, lien or other form of security or encumbrance over any such shares or securities.

(d)	No HAPAC Entity presents any petition or application for liquidation, dissolution, de-registration or winding up or for an administrative order with respect to itself.

(e)	No HAPAC Entity becomes liable to make a payment under, or give, any guarantee.

(f)	No HAPAC Entity creates, incurs, assumes or forgives any debt having a value of at least $250,000.

(g)	Neither the Seller nor the Company transfer, grant or create any Security Interest over the Shares.

(h)	No HAPAC Entity transfers, grants or creates any Security Interest over any of their assets.

(i)	No HAPAC Entity disposes of, or enters into any agreement, arrangement or understanding to transfer or otherwise dispose of, any material assets other than stock in the ordinary course of business.

(j)	No HAPAC Entity acquires or enters into any agreement to acquire any material assets except for acquisition of inventory in the ordinary course of business and as contemplated by this Agreement.

(k)	No HAPAC Entity:

(i)
enters into any agreement (including any agreement with or relating to an employee, agent, contractor, sub-contractor or consultant), which requires any HAPAC Entity to make in any year a payment in excess of $250,000, or payments which are in aggregate in excess of $250,000, or makes any material variations to the terms of any such existing employees; or

(ii)	terminates (or agrees to terminate) the employment contract of an employee with a base salary of $250,000 or more.

(l)	No HAPAC Entity breaches any material obligation that it has under a Material Contract or any other contract that is material to the Business.

(m)	No HAPAC Entity varies or agrees to any material variation of a Material Contract or enters into (or terminates) any Material Contract or any other contract that is material to the Business.

(n)	No HAPAC Entity enters into any transaction with a Related Party.

(o)	No HAPAC Entity grants any unit or option-related, performance or similar awards or bonuses or forgives any loans to officers or directors or any of their Associates.

(p)	No HAPAC Entity accelerates the collection of any accounts receivable or delays the payment of any accounts payable or Taxes payable when due.

(q)
No HAPAC Entity makes, changes or revokes any Tax election, elects or changes any accounting period or method, files any amended Tax return, surrenders or compromises any right to claim a Tax refund, enters into any contract, agreement, settlement or arrangement in respect of Taxes with any Governmental Agency, or takes any action (other than actions directly relevant to carrying on the Business in the normal course) that could increase any Tax liability of any HAPAC Entity. No HAPAC Entity reduces any Tax attribute of any HAPAC Entity.

(r)	No HAPAC Entity changes the nature of the Business.

(s)
No HAPAC Entity merges or consolidates with any other corporation or acquires all or substantially all of the shares or the business or assets of any other person, firm, association, corporation or business organisation, or agrees to do any of the foregoing except as contemplated by this Agreement.

(t)	No HAPAC Entity declares itself trustee of any assets.

(u)
No HAPAC Entity compromises, releases, settles or discharges any litigation or arbitration proceedings, except with the consent of the Principal Buyer (such consent not to be unreasonably withheld or delayed).

(v)
No HAPAC Entity institutes or commences legal proceedings against any person, except with the consent of the Principal Buyer (such consent not to be unreasonably withheld or delayed), other than with respect to ordinary course debt collection.

(w)	No HAPAC Entity enters into any abnormal or unusual transaction which adversely affects the Business.

(x)	No HAPAC Entity changes in any material respect any of its accounting practices (except as required by the Accounting Standards or by applicable Law).

(y)	No HAPAC Entity changes in any material respect any of its Tax policies (except as required by applicable Law).

(z)	No HAPAC Entity employs any additional employees if doing so would mean that the aggregate head-count for all employees connected with the Business is increased.

(aa)	No HAPAC Entity changes the terms and conditions of employment for any Employee.

(bb)
No HAPAC Entity makes or commits to any capital expenditure, other than genuine maintenance capital expenditure on plant and equipment or in accordance with the capital expenditure budget disclosed in the Disclosures up to a maximum amount of $250,000.

(cc)	No HAPAC Entity does anything as a result of which any of the Sellers' Warranties are breached or any Sellers' Warranty is likely to become untrue, inaccurate or misleading.

(dd)	No HAPAC Entity enters into a lease (or other exclusive occupation right) for any property or acquires any real property.

Schedule 5.Principal Seller’s Completion Deliverables

(a)	Share transfers: Deliver to the Principal Buyer:

(i)	a share transfer form for the Sale Shares duly executed by the Principal Seller in favour of the Principal Buyer;

(ii)
a share transfer form for the First Thailand Share (or such other document as is required under Thai law to record the transfer of the First Thailand Share) duly executed by the First Thailand Seller in favour of the Principal Buyer;

(iii)
a share transfer form for the Second Thailand Shares (or such other document as is required under Thai law to record the transfer of the Second Thailand Shares) duly executed by the Second Thailand Seller in favour of the Buyer Nominee; and

(iv)
a copy of the resolution of the board of directors (or duly signed minutes) of TriMotive Asia Pacific Limited approving the sale of the First Thailand Share and Second Thailand Shares to the Principal Buyer and the Buyer Nominee respectively.

(b)	Discharge over Sale Shares: Deliver to the Principal Buyer a letter:

(i)
confirming that full releases and discharges in respect of all Security Interests over any of the Sale Shares have been, in each case, duly executed by the relevant holders of those Security Interests; and

(ii)	including an undertaking from the relevant holder of the Security Interest to update the PPSR within 5 Business Days of Completion.

(c)	Funds Flow: No later than 5 Business Days prior to Completion, deliver to the Buyer a draft funds flow with respect to:

(i)	the Sale Shares Cash Amount;

(ii)	the NAB Net Debt Amount;

(iii)	the BNZ Net Debt Amount;

(iv)	the Australian Executives’ Transaction Incentive Amounts;

(v)	the US Executives’ Transaction Incentive Amount;

(vi)	each component of the Transaction Advisors’ Fees;

(vii)	the First Thailand Cash Amount; and

(viii)	the Second Thailand Cash Amount.

(d)	Payment Instructions: No later than 5 Business Days prior to Completion, deliver to the Principal Buyer a payment instruction stating the bank account into which:

(i)	the Sale Shares Cash Amount;

(ii)	the NAB Net Debt Amount;

(iii)	the BNZ Net Debt Amount;

(iv)	the Australian Executives’ Transaction Incentive Amounts;

(v)	the US Executives’ Transaction Incentive Amount;

(vi)	each component of the Transaction Advisors’ Fees;

(vii)	the First Thailand Cash Amount; and

(viii)	the Second Thailand Cash Amount,
are required to be paid.

(e)	Discharge of NAB Facility: Deliver to the Principal Buyer confirmation and evidence that the NAB Facility has been discharged and terminated.

(f)	Discharge of BNZ Facility: Deliver to the Principal Buyer confirmation and evidence that the BNZ Facility, and all Security Interests issued thereunder, has been discharged and terminated.

(g)	Thailand Retained Cash Amount: Deliver to the Principal Buyer a bank statement confirming the Thailand Retained Cash Amount as at the Completion Cut-Off Time.

(h)	Disclosures: No later than 3 Business Days prior to Completion, deliver to the Principal Buyer (via a USB drive, or similar item in electronic format) a complete and accurate copy of the Disclosures.

(i)
Change in bank account signatories: On Completion, deliver to the Principal Buyer duly executed written forms required by any banks with which any HAPAC Entity maintains bank accounts showing the changes to bank account signatories which are required by and notified to the Principal Seller by the Principal Buyer pursuant to paragraph (b) of Schedule 6.

(j)	Key Customer Approvals: Deliver to the Principal Buyer copies of the written confirmations from Mercedes and General Motors as required under paragraphs (f) and (h) of item 3 of the Conditions.

(k)
Specified Landlord Consents: Deliver to the Principal Buyer copies of the written consent to the change in control of the Company that will occur on Completion provided by each of the Specified Landlords in accordance with item 4 of the Conditions.

(l)
Resignations of the Exiting HAPAC Group Directors: Deliver to the Principal Buyer a duly executed written resignation from each of the Exiting HAPAC Group Directors confirming that with effect from Completion they have each resigned as directors of each HAPAC Entity in which they hold office as a director.

(m)
Resignations of the Exiting HAPAC Group Secretary: Deliver to the Principal Buyer a duly executed written resignation from the Exiting HAPAC Group Secretary confirming that with effect from Completion they have resigned as secretary of each HAPAC Entity in which they hold office as a secretary.

(n)
Resignations of the Exiting HAPAC Group Public Officer: Deliver to the Principal Buyer a duly executed written resignation from the Exiting HAPAC Group Public Officer confirming that with effect from Completion they have resigned as the public officer of each HAPAC Entity in which they hold office as a public officer.

(o)	Company circular resolution: Procure that a circular resolution of the Company effective under its constitution is passed to:

(i)	approve transfers of the Sale Shares to the Principal Buyer and the registration of the transfers in the Company’s register of members;

(ii)	confirm that the existing certificates for the Shares have been delivered and cancelled, and issue new certificates in the name of the Buyer;

(iii)
accept the resignations of each relevant Exiting HAPAC Group Director, the Exiting HAPAC Group Secretary and the Exiting HAPAC Group Public Officer as directors, secretary and public officer of the Company with effect from Completion;

(iv)
appoint the persons nominated by the Principal Buyer in writing no later than 5 days prior to the Completion Date as directors, secretary and public officer (as applicable) of the Company, with such appointments to take effect on and from Completion; and

(v)	change the signatories of any bank account maintained by any Group Entity to those persons nominated by the Principal Buyer in accordance with (b) of the Principal Buyer’s Completion Deliverables.

(p)	Parkside Towbars and Horizon Australia circular resolution: Procure that circular resolutions of Parkside Towbars and Horizon Australia effective under their constitutions are passed to:

(i)
accept the resignations of each relevant Exiting HAPAC Group Director, the Exiting HAPAC Group Secretary and the Exiting HAPAC Group Public Officer as directors, secretary and public officer of Parkside Towbars and Horizon Australia (as applicable) with effect from Completion;

(ii)
appoint the persons nominated by the Principal Buyer in writing no later than 5 days prior to the Completion Date as directors, secretary and public officer (as applicable) of Parkside Towbars and Horizon Australia (as applicable), with such appointments to take effect on and from Completion.

(q)	Horizon NZ circular resolution: Procure that a circular resolution of Horizon NZ effective under its constitution is passed to:

(i)	confirm that the existing certificates for the shares in Horizon NZ have been delivered and cancelled;

(ii)	accept the resignations of each relevant Exiting HAPAC Group Director as directors of Horizon NZ with effect from Completion; and

(iii)	change the signatories of any bank account maintained by Horizon NZ to those persons nominated by the Principal.

(r)
Horizon NZ Shareholders resolution: Procure that a resolution of the Company is passed appointing the persons nominated by the Principal Buyer as directors of Horizon NZ, with such appointments to take effect on and from Completion.

(s)	Transitional Services Agreement: Deliver to the Principal Buyer a copy of the TSA duly executed by:

(i)	Horizon Global Corporation LLC;

(ii)	Horizon Global Company LLC; and

(iii)	Horizon Global Holdings Australia Pty Ltd.

(t)	Ancillary IP Contracts: Deliver to the Principal Buyer a copy of each Ancillary IP Contract, duly executed by all the relevant parties to those agreements.

Schedule 6.Principal Buyer’s Completion Deliverables

(a)	Sale Shares Cash Amount: Pay the Share Sales Cash Amount in accordance with the written instructions from the Seller given under paragraph (c) of Schedule 5.

(b)
Bank Account Signatories: No later than 5 Business Days before Completion, provide the Principal Seller with written notification of the changes that the Principal Buyer requires to be made on Completion to the bank account signatories to each bank account which the HAPAC Entity maintain.

(c)	Transitional Services Agreement: Deliver to the Principal Seller a copy of the TSA duly executed by the Principal Seller.

(d)	Facility Supported Lease Guarantees: With respect to each Facility Supported Lease Guarantee, either:

(i)	replace the Facility Supported Lease Guarantee with equivalent security to the satisfaction of the relevant landlord; or

(ii)
enter into appropriate arrangements with NAB and/or BNZ so as to ensure that the Facility Supported Lease Guarantee provided under the NAB and/or BNZ Facility is replaced by an alternative guarantee drawn down under the Principal Buyer’s own NAB and/or BNZ Facility (as applicable).

Schedule 7.Sellers’ Warranties

Part A.Principal Seller’s Warranties

1.	The Seller

1.1
The Principal Seller has the requisite power and authority and has taken all necessary actions to enter into and perform this Agreement, and may enter into this Agreement and perform their obligations under this Agreement without requiring or obtaining the consent of any other person or authority, including in accordance with applicable governing documents.

1.2	The Principal Seller is the legal owner and registered holder of the Sale Shares, free from any Security Interests.

1.3
The Principal Seller is not affected by an Insolvency Event. To the knowledge of the Principal Seller, there are no facts, matters or circumstances which would reasonably be expected to make a HAPAC Entity subject to an Insolvency Event.

1.4	The entry into and performance of this Agreement by the Principal Seller does not constitute a breach of any obligation or default under any agreement by which the Principal Seller is bound.

1.5	This Agreement constitutes a valid, legal and binding obligation of the Principal Seller enforceable in accordance with its terms by appropriate legal remedy.

2.	The Sale Shares

2.1	The only securities on issue by the Company are the Sale Shares (representing as at the Operative Date 100% of all Company shares on issue).

2.2	The Sale Shares are fully paid and at Completion the Sale Shares will be free from all Security Interests.

2.3	The Sale Shares comprise the whole issued share capital of the Company.

2.4	The Sale Shares have been properly allotted and issued, and their issue did not result in any breach by the Company of its constitution, any agreement or any Law.

3.	The HAPAC Group

3.1	The Company is a proprietary company limited by shares under the Corporations Act, and is duly registered in Victoria, Australia and validly exists under the laws of the Commonwealth of Australia.

3.2	The particulars of each HAPAC Entity set out in Schedule 1 are accurate.

3.3	Each HAPAC Entity has full legal capacity and power to own its assets and other property and to carry on the Business as it is being carried on at Completion.

3.4	No HAPAC Entity is affected by an Insolvency Event.

3.5	The Company:

(a)
does not own (whether legally or beneficially) any securities, or any interest convertible into, exercisable for the purchase of or exchangeable for any security in any person other than a HAPAC Group Subsidiary; and

(b)	does not Control any entity other than the HAPAC Group Subsidiaries.

3.6	The only Subsidiaries of the Company are the HAPAC Group Subsidiaries.

3.7	The Company has not:

(a)	acquired or ever held shares in itself;

(b)	taken security over shares in itself; or

(c)	ever made any unlawful distribution or paid a dividend in contravention of any applicable Law.

3.8
There are no shares, securities (including securities convertible into shares), options or warrants on issue in any HAPAC Group Subsidiary, except for those shares held by the Company as listed in Schedule 1.

4.	Debt
No HAPAC Entity has obtained any Debt or financial accommodation which has not been disclosed in the HAPAC Statutory Accounts and the HAPAC Consolidated Management Accounts.

5.	HAPAC Statutory Accounts
The HAPAC Statutory Accounts:

(a)	were prepared in accordance with the accounting standards adopted by the Australian Accounting Standards Board in accordance with the Corporations Act and all other applicable Laws;

(b)	present a true and fair view of the profit and loss of the Company, and financial position and performance of the Company, for the accounting periods to which they relate;

(c)	accurately disclose all material liabilities (actual, prospective or contingent) and material assets of the Company, as at the date of the relevant HAPAC Statutory Accounts; and

(d)	are not affected by any unusual, abnormal, non-recurring or extraordinary item other than disclosed therein.

6.	HAPAC Consolidated Management Accounts
The HAPAC Consolidated Management Accounts:

(a)	were prepared diligently and in good faith in accordance with the usual practices of the HAPAC Group for the preparation of the management accounts being consistently applied;

(b)	show a materially accurate view of the profit and loss of the HAPAC Group, and financial position and performance of the HAPAC Group as at the date to which they have been prepared;

(c)	do not materially misstate the financial position of the Business as at the date to which they have been prepared; and

(d)	show a materially accurate view of the assets and liabilities (actual, prospective, contingent or otherwise) of the HAPAC Group as at the date to which they have been prepared, but the Principal Seller makes no representation or warranty that the HAPAC Consolidated Management Accounts are audited or prepared on a statutory basis.

7.	No changes since Accounts Date
Since the Accounts Date:

(a)
There has been no material change in the assets, liabilities, turnover, earnings, financial position, trading position affairs, performance or prospects of the Company and as far as the Seller is aware, not fact, matter, event or circumstance has occurred which is likely to give rise to such a material change or changes; and

(b)	The Seller has conducted its business in the ordinary course.

8.	Assets and Liabilities

8.1
All assets necessary to operate the Business consistently with the way and in the same manner as it was operated before Completion will, at Completion be owned and fully paid, leased or licensed by a HAPAC Entity and are free from all Security Interests .

8.2
The HAPAC Group has no material liabilities of a type required to be recorded in the Accounts by the Accounting Standards, the accounting standards adopted by the Australian Accounting Standards Board, the Corporations Act or any other applicable Laws, except for:

(a)	the liabilities set out in the Accounts; and

(b)	liabilities incurred in the ordinary course of business since the Accounts.

8.3
Upon Completion, the Principal Buyer will own, or have the right to use (on terms no less favorable to the Principal Buyer than the terms applicable as at the Operative Date), all of the assets that are material for the conduct of the Business as carried on at Completion.

8.4
The assets of the Business together with the rights conferred under or pursuant to this Agreement will enable the Principal Buyer to continue to run the Business after Completion in all material respects in the same way as it was run by the Principal Seller as at the Accounts Date and as at the Operative Date.

9.	Plant and Equipment

9.1	Each item of Plant and Equipment is:

(a)	in reasonable repair and condition taking into account normal wear and tear and age of the item, as would normally occur in a business of the type conducted by the HAPAC Group;

(b)	is within the possession or control of a HAPAC Entity, and located at the relevant Premises; and

(c)	of a specification and quality and in a condition to satisfactorily do the work for which it was designed.

9.2	Each item of Plant and Equipment is owned leased, or licensed by the Company.

10.	Litigation

10.1	No HAPAC Entity:

(a)	has any unsatisfied fines, judgments, orders or awards outstanding against it;

(b)	is party to any undertaking or assurance given to any court, arbitrator or Governmental Agency which is still in force in connection with the Business; or

(c)	is engaged in or to the knowledge of the Principal Seller threatened with any prosecution, litigation, arbitration or mediation arising from or in connection with any dispute.

10.2	No HAPAC Entity nor the Principal Seller has received written notice of any Claim which may give rise to litigation, or pending or threatened litigation of any kind relating to:

(a)	a HAPAC Entity, the Business or any of the HAPAC Group’s assets;

(b)
any present or former customer, officer, employee, consultant, distributor, sub-distributor, supplier, manufacturer, agent or contractor of a HAPAC Entity in connection with the HAPAC Group or the Business;

(c)	any person for whom a HAPAC Entity may be vicariously liable; or

(d)	the Principal Seller or the Sale Shares.

10.3	The Principal Seller is not aware of any facts or circumstances that are likely to lead to prosecution, litigation, arbitration or mediation involving a HAPAC Entity or the Business.

10.4	There is no:

(a)	dispute with a Governmental Agency concerning any of the affairs of the HAPAC Group or the Business;

(b)	dispute involving a HAPAC Entity and any of their employees, consultants, distributors, sub-distributors, suppliers, manufacturers, contractors or customers;

(c)	disciplinary proceeding, inquiry, process or request for information of any Governmental Agency which is in progress, outstanding, or (so far as the Principal Seller is aware) pending or proposed;

(d)	so far as the Principal Seller is aware, investigation of any Governmental Agency which is in progress, outstanding, or pending or proposed;

(e)
so far as the Principal Seller is aware, fact or circumstance which may give rise to a dispute, or an investigation, disciplinary proceeding, inquiry, process or request for information from any Governmental Agency; or

(f)
proceeding before or, so far as the Principal Seller is aware, investigation by any Governmental Agency involving a HAPAC Entity or the Business, and no such proceeding or investigation is pending or threatened.

11.	Contracts

11.1	Schedule 17 sets out a complete and accurate list of the Material Contracts.

11.2
Each relevant HAPAC Entity has duly performed and is in compliance with all of its material obligations under the Material Contracts and so far as the Principal Seller is aware, all other parties to the Material Contracts have duly performed and are in compliance with their material obligations under the Material Contracts.

11.3	All the Material Contracts are on arm’s length terms and were entered into in the ordinary course of business and are not void, voidable, illegal or unenforceable.

11.4	No notice or process that could reasonably be expected to materially impair the exercise of any rights of a HAPAC Entity under a Material Contract has been served on a HAPAC Entity.

11.5	So far as the Principal Seller is aware, there is no Claim pending or threatened arising from or in connection with a Material Contract and nothing has happened which may give rise to such a Claim.

11.6	So far as the Principal Seller is aware, each Material Contract is valid and enforceable in accordance with its terms and comprises the whole agreement in respect of its subject matter.

11.7	No HAPAC Entity is a party to any Material Contract which restricts its freedom to conduct the Business wherever and however it thinks fit.

11.8
No HAPAC Entity is in material breach of any Material Contract, nor has anything occurred or been omitted which would be a material breach or default but for the requirement of notice or lapse of time or both. So far as the Principal Seller is aware, no HAPAC Entity has done, omitted to do, anything that would, or would be likely to result in any Material Contract being liable to be terminated, materially altered or not renewed.

11.9	There is no actual or, so far as the Principal Seller is aware, pending or threatened dispute relating to any Material Contract.

12.	Insurance

12.1
All insurance required by Law to be effected by a HAPAC Entity in connection with the Business (including under any agreement or deed which it is a party to) is the subject of an insurance policy taken out by the relevant HAPAC Entity, subject to deductibles.

12.2
Accurate, up-to-date and complete copies of all current policies of insurance held by HAPAC Entities in respect of the Business have been disclosed in the Disclosures and are current and in full force and effect.

12.3
During the three years preceding the Operative Date, no HAPAC Entity has defaulted in any material respect under an insurance policy or failed to give notice under, or to make, any claim under an insurance policy properly and within the time prescribed under the policy to do so.

12.4	All premiums due in respect of any of the HAPAC Entities’ insurance policies have been paid in full by the date required under and in accordance with the terms of the policy.

12.5	So far as the Principal Seller is aware, each HAPAC Entity has notified its insurer of all circumstances which it is required to do so under the terms of their insurance policies.

12.6
So far as the Principal Seller is aware, there are no circumstances which would lead to any contract of insurance to which a HAPAC Entity is a party in respect of the Business, or any Claim made in respect of any such contract, to be avoided, repudiated or denied.

12.7
There is no Claim pending or outstanding under any insurance policy held by a HAPAC Entity and nor (so far as the Principal Seller is aware) are there any circumstances likely to give rise to such a Claim.

13.	Intellectual Property

13.1	Complete and accurate details of all registered HAPAC Group Intellectual Property and applications for any such registration are set out in Schedule 16.

13.2	Each HAPAC Entity:

(a)	is the sole legal and beneficial owner of all Intellectual Property Rights specified next to its name in Schedule 16 free of any Security Interests; and

(b)	has complied with the material terms and conditions of all licences and agreements relating to the HAPAC Group Intellectual Property.

13.3	No HAPAC Entity has received any Claim alleging an infringement or misappropriation by it of the Intellectual Property Rights of any person.

13.4	So far as the Principal Seller is aware, no third party:

(a)	has infringed any Intellectual Property Right of a HAPAC Entity, or wrongfully used any Intellectual Property Rights, in the three years before the Operative Date; or

(b)	is presently infringing any Intellectual Property Right of a HAPAC Entity, or is wrongfully using any Intellectual Property Rights.

13.5
Complete and accurate details (including copies where in written form) of all contracts, whether express or implied, relating to Intellectual Property Rights entered into by any of the HAPAC Entities are set out in the Data Room. No right, title or interest in or to a HAPAC Entity’s Intellectual Property Rights is subject to any licence in favour of, or used by, any third party. Except as disclosed in the Data Room, no HAPAC Entity uses any Intellectual Property Rights owned by a third party.

13.6	So far as the Principal Seller is aware, no HAPAC Entity has infringed or misappropriated the Intellectual Property Rights of any other person.

13.7
At Completion, the HAPAC Group will own or have a valid licence to use all Intellectual Property Rights used in and/or necessary to carry on the Business in the manner carried on at Completion and to fulfil any currently existing plans or proposals.

13.8	The Principal Seller does not conduct any part of the Business under a business name other than those set out in Schedule 16.

13.9	So far as the Principal Seller is aware, the use of the Intellectual Property by the HAPAC Group does not infringe the Intellectual Property Rights of any third party.

13.10
The Principal Seller is not aware of any facts or circumstances that would render any of the Intellectual Property Rights that are owned and registered by the Company liable to be cancelled or that would cause registration not to be renewed and no HAPAC Entity has received any notice of a Claim by any person that the Intellectual Property or the operations of the Business infringe the Intellectual Property Rights of any person.

14.	Records
Each HAPAC Entity has established and maintained for every material aspect of its Business, affairs, assets, Employees and any plant and equipment or property leased by it, all material records required by applicable Law.

15.	Real Property and Premises Leases

15.1	No HAPAC Entity owns any real property or is party to any agreement, arrangement or understanding to acquire any real property.

15.2	The Premises Leases constitute legal, valid and binding obligations, enforceable in accordance with their terms.

15.3
Each HAPAC Entity who is a lessee of a Premises is in compliance with its obligations under the Premises Leases, and no event has occurred which may be a ground for termination of any of the Premises Leases or ground for refusal upon exercise of the option in a Premises Lease to grant a new lease.

15.4
So far as the Principal Seller is aware, there is no Claim pending or threatened in connection with or arising out of the Premises Leases, or the use of the Premises and nothing has happened which may give rise to such a Claim.

15.5	Each HAPAC Entity who is a lessee of a Premises has exclusive occupation and quiet enjoyment of each Premises.

15.6	The Disclosures contain a complete and accurate copy of each of the Premises Leases.

15.7	The existing use of each Premises by each HAPAC Entity who is a lessee of a Premises is the lawful permitted use under the terms of the Premises Leases.

15.8	There are no covenants, restrictions or legally enforceable arrangements in existence which conflict with the present use of the Premises.

16.	Environmental

16.1
So far as the Principal Seller is aware, all authorisations, approvals, permits, licences, consents, registrations or authorities required by any Environmental Law (Environmental Authorisations), necessary to operate the Business:

(a)	have been obtained and are held by the relevant HAPAC Entity;

(b)	are in full force and effect in all material respects;

(c)	have always been complied with in all material respects; and

(d)	are not being appealed by any person.

16.2	So far as the Principal Seller is aware, no event has occurred and no fact or circumstance exists which:

(a)	could reasonably be likely to lead to any Environmental Authorisation necessary to operate the Business being modified, suspended, revoked or not renewed;

(b)	with the giving of notice or lapse of time, or both, would reasonably be likely to cause a HAPAC Entity to be in breach of any:

(i)	Environmental Authorisation; or

(ii)	Environmental Law;

(c)	would be reasonably likely to give rise to a Claim from any person against a HAPAC Entity relating to:

(i)	a breach of any Environmental Law or Environmental Authorisation relating to the Business;

(ii)	[DELIBERATELY DELETED]; or

(iii)	[DELIBERATELY DELETED].

16.3	No HAPAC Entity has received in the 12 months before the Operative Date any complaint about the effects of the operations of the Business on the Environment.

16.4	No HAPAC Entity is:

(a)
in receipt of any notice from any Governmental Authority which asserts a non-compliance with a law relating to the Environment or Hazardous Materials in respect of any activities of the HAPAC Group (Environmental Notice); or

(b)	so far as the Principal Seller is aware, aware of any circumstances which might give rise to an Environmental Notice being issued.

17.	Compliance with law

17.1	The HAPAC Group has conducted its Business and its affairs in compliance in all material respects with all applicable material Laws.

17.2	No contravention or allegation of a contravention of any applicable Law has been made in writing against a HAPAC Entity in connection with the Business.

18.	Authorisations

18.1	Each HAPAC Entity holds all Authorisations necessary for carrying on the Business as it is carried on by that HAPAC Entity at Completion.

18.2	All Authorisations are valid and in good standing.

18.3
No HAPAC Entity has done or to the knowledge of the Principal Seller omitted to do any act or thing which might prejudice the continuance, renewal, issue or extension of any Authorisation after Completion.

18.4	Each HAPAC Entity is in material compliance with all Authorisations .

19.	Anti-Bribery

19.1
No HAPAC Entity nor so far as they are aware, any person acting on behalf of or representing a HAPAC Entity (including an agent, contractor, consultant or Employee) has made, offered, promised, or authorised any payment, gift, promise, entertainment or other advantage, whether directly or indirectly, to or for the direct or indirect use or benefit of any authority, public official or civil servant, any political party, political party official, or candidate for office, or any other public or private individual or entity, where such offer, promise, payment gift or entertainment would violate any applicable anti-bribery and anti-corruption laws, including without limitation the ABAC Laws.

19.2	Each HAPAC Entity has complied with any applicable ABAC Laws.

19.3	Each HAPAC Entity has adopted, implemented and maintains:

(a)	accurate books and records; and

(b)	auditing and monitoring processes and systems of internal controls that are reasonably adequate, to ensure compliance with any applicable ABAC Laws.

20.	Powers of attorney
There is no subsisting power of attorney, agency appointment or other legally enforceable authority to act on behalf of a HAPAC Entity that has been given by a HAPAC Entity to any person.

21.	Employees

21.1	Schedule 11 sets out, as at the Operative Date, a complete and accurate list of:

(a)	all employees of the HAPAC Group; and

(b)	the salary and period of service of each Employee, their applicable industrial award or agreement (if any).

21.2	Schedule 12 sets out, as at the date specified in the Schedule, a complete and accurate list of the accrued annual, long service and sick leave entitlements of all employees of the HAPAC Group.

21.3
Each Employee will have been paid in full all amounts due and payable to him or her by a HAPAC Entity as at Completion, other than the Accrued Entitlements listed in Schedule 12 and which have accrued in the ordinary course of business between 12 July 2019 and Completion.

21.4	No HAPAC Entity has advanced or lent money to any of its Employees, officers, directors, distributors, sub-distributors, consultants or contractors.

21.5
Each Employee's contract of employment is consistent with the applicable template employment contract provided by the Principal Seller and listed in folders 09.06.01.08, 09.06.04.01, 09.06.06.01, and 09.06.01.05 of the Disclosure Index.

21.6
There are no other wages, salaries, bonuses, commissions, other benefits, annual leave and leave loading, personal leave, long service leave or Liabilities due to any Employee, except as set out in Schedule 11.

21.7	Each HAPAC Entity has complied in all material respects with its obligations under all industrial awards, industrial agreements and legislation in respect of all Employees.

21.8	Each HAPAC Entity:

(a)	paid all amounts due and payable by the HAPAC Entity to its employees and all amounts due and payable by the HAPAC Entity to any third party for or in respect of its employees;

(b)
accrues annual leave, personal leave, public holidays and alternative holidays, sick leave, bereavement leave and long service leave in accordance with the Fair Work Act 2009 (Cth), the Holidays Act 2003 (NZ), all applicable industrial awards and otherwise as required by any Law.

21.9
No HAPAC Entity has received written notice of any investigation by any Governmental Agency in respect of it or its business operations nor, to the best of the Principal Seller's knowledge, have any events occurred or issues arisen which might give rise to any audit, notice, prosecution, inquiry, investigation or claim related to health and safety.

21.10
No written notices have been received by, charges laid, convictions or pleas entered, prosecutions made of, or fines imposed on, a HAPAC Entity from any Governmental Agency in respect of any actual or alleged breach of occupational health and safety legislation, regulations or codes of practice within the 24 months prior to the Operative Date and the Principal Seller is not aware of any facts or other information which might reasonably give rise to any audit, notice, prosecution, inquiry, investigation or claim related to health and safety.There are no existing, pending or to the knowledge of the Principal Seller threatened industrial disputes involving the Employees that relates to the conduct of the Business and so far as the Principal Seller is aware, there are no facts or circumstances that will or would reasonably be likely to result in such a dispute arising.

22.	Superannuation

22.1	The HAPAC Group has paid the full amount of its superannuation commitment required to be paid under applicable Law for each relevant Employee, director and officer for the period up to Completion.

22.2	No HAPAC Entity operates any superannuation fund for the benefit of its Employees including without limitation any form of a defined benefits scheme.

23.	Privacy

23.1
The HAPAC Group has at all times complied with and conducted the Business in accordance with all applicable Privacy Laws, and any privacy policies and contractual requirements of the HAPAC Group relating to Personal Information.

23.2	[DELIBERATELY DELETED].

24.	IT Systems

24.1
The HAPAC Group IT Systems are in good working order and sufficient to satisfy the current requirements of the Business, and in the past 12 months there has been, so far as the Principal Seller is aware, no material disruption to or interruption in the conduct of the Business attributable to performance reductions or breakdowns in the HAPAC Group IT Systems.

24.2	Each HAPAC Entity has put in place procedures which are reasonably adequate (but no less than industry standard):

(a)	to protect the security and integrity of the HAPAC Group IT Systems and the data stored on or transmitted using such systems; and

(b)
to ensure that each HAPAC Entity can continue without material disruption in the event of breakdown or performance reduction of the HAPAC Group IT Systems or loss of data, whether due to natural disaster, power failure or otherwise.

25.	Tax warranties

25.1
Tax: All Tax including Tax affecting a transaction, asset or income of a HAPAC Entity due to be paid on a date on or before Completion has been paid, and including, without limitation, stamp duty on a transaction or agreement to which a HAPAC Entity is a party or by which a HAPAC Entity derives a substantial benefit.

25.2
Provision in Accounts: Adequate provision has been made in the Accounts for unpaid Tax of a HAPAC Entity in respect of the period to which the relevant Accounts or Final Completion Working Capital Statement (as applicable) relate.

25.3	Withholding tax: The HAPAC Group has complied with their obligations under Laws relating to taxation to withhold amounts at source including but not limited to withholding tax and PAYG tax.

25.4
No capital gains tax relief: No HAPAC Entity has sought capital gains tax relief under section 160ZZO of the Income Tax Assessment Act 1936 (Cth) or Division 126 of the Income Tax Assessment Act 1997 (Cth) for an asset acquired by a HAPAC Entity which is still owned by the HAPAC Entity at Completion.

25.5
Debt forgiveness: No debt owed by a HAPAC Entity has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished by a person which would attract the operation of Division 245 of Schedule 2C of the Income Tax Assessment Act 1936 (Cth).

25.6	Returns submitted: The HAPAC Group has submitted the necessary notices, returns and other information when due and required by a Governmental Agency or under a Tax Law.

25.7	Returns accurate: Any notice, return or other information which has been submitted by the HAPAC Group to a Governmental Agency about Tax:

(a)	is true and correct;

(b)	is not misleading; and

(c)	has been submitted on time.

25.8	Tax Proceeds: No HAPAC Entity:

(a)	has lodged a private ruling request;

(b)	is a party to any action or proceeding for the assessment of collection of Tax;

(c)	has a current or pending dispute, audit or disagreement with any Government Agency for Tax; and

(d)	has made any agreement with any Government Agency, or undertaking to any Government Agency for Tax.

25.9	No disputes: There are no disputes with a Governmental Agency about Tax.

25.10	NZ Share Capital: The share capital in the New Zealand entities represents the balance of available subscribed capital.

25.11	Dividends: Each HAPAC Entity:

(a)
has not made a frankable distribution (as defined in section 202-40 of the Income Tax Assessment Act 1997) in breach of the benchmark rule (as defined in section 203-25 of the Income Tax Assessment Act 1997);

(b)	has not made a linked distribution (as defined in section 204-15 of the Income Tax Assessment Act 1997);

(c)	has not issued tax exempt bonus shares (as defined in section 204-25 of the Income Tax Assessment Act 1997);

(d)	has not streamed a distribution within the meaning of section 204-30 of the Income Tax Assessment Act 1997;

(e)	has not notified, and is not required to notify, the Commissioner about vacancies in its benchmark franking percentage under section 204-75 of the Income Tax Assessment Act 1997;

(f)
is not liable, and will not be liable at or before Completion, to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205-45 of the Income Tax Assessment Act 1997;

(g)
is not liable, and will not be liable at or before Completion, to pay over-franking tax imposed by the New Business Tax System (Over-franking Tax) Act 2002 (Cth) in accordance with section 203-50 of the Income Tax Assessment 1997;

(h)
does not reasonably expect to have a franking deficit at Completion and will not have a franking deficit for a period following Completion relating to an event or omission occurring on or prior to Completion; and

(i)	is an exempting entity as defined in the Tax Law.

25.12	Records: Each HAPAC Entity has kept proper and adequate records to enable it to comply with the HAPAC Group’s obligations under Tax Laws.

25.13	Copies accurate: All copies of notices, returns or other information submitted by a HAPAC Entity about Tax which form part of the Disclosures are:

(a)	true and complete copies of the originals; and

(b)	if undated or unsigned notice, is a true and complete copy of the original.

25.14	Public Officer: The office of public officer for each HAPAC Entity has always been occupied as required under any Tax Law.

25.15	[DELIBERATELY DELETED]

25.16
Assessments: The Principal Seller is not aware of any facts or circumstances that would cause an assessment to be made or received by the HAPAC Group after Completion increasing income tax payable by the HAPAC Group in respect of taxable income for income years ending before Completion. The Principal Seller is not aware of any facts or circumstances that would cause an assessment to be made or received by the HAPAC Group after Completion reducing, cancelling or disallowing any losses (of any sort), deductions, credits, rebates or tax offsets of the HAPAC Group arising in income years ending before Completion.

25.17	Residency: All HAPAC Group entities are tax residents in their jurisdiction of incorporation.

25.18
Transfer pricing: All HAPAC Group entities have never obtained and will not before Completion a transfer pricing benefit including but not limited to a transfer pricing benefit within the meaning of Division 815 of the Income Tax Assessment Act (Cth) 1997.

25.19	Attribution interests: No HAPAC Group entities has, and will not before Completion have, any attribution interests in any controlled foreign companies or non-resident trusts.

25.20
Debt deductions: No debt deductions of the HAPAC Group arising before Completion will be disallowed by reason of the thin capitalisation rules in Division 820 of the Tax Law or the anti-hybrid rules of the Tax Law or the diverted profits tax rules of the Tax Law.

25.21	Anti-avoidance: The Multinational Anti-Avoidance Law as defined in the Tax Law does not apply to the HAPAC Group.

25.22	Consolidation: The Company, Horizon Australia and Parkside Towbars are consolidated for Australian income tax purposes.

25.23	Anti-avoidance: No HAPAC Entity has entered into or been a party to a transaction which contravenes the anti-avoidance provisions of:

(a)	the Income Tax Assessment Act 1936 or the Income Tax Assessment 1997;

(b)	section 165-5 of the GST Law;

(c)	the Fringe Benefits Tax Assessment Act 1986; or

(d)	relevant State and Territory stamp duty, land tax and payroll legislation.

25.24	Elections: No HAPAC Entity has made any tax elections that could give rise to an adverse tax exposure post-Completion, including any interposed entity election or family trust election.

25.25
Tax relief/exemption: No HAPAC Entity has entered into, or been a party to, a transaction for which an exemption from Tax was obtained, including any corporate reconstruction exemption or ex gratia relief.

25.26
No prejudicial action: No HAPAC Entity has taken any action which does or might adversely affect an arrangement or agreement with a government agency or a tax ruling from a government agency under a Tax Law.

25.27
No third party liability: No HAPAC Entity is liable to pay, reimburse or indemnify a person for tax relating to an act or omission which occurs before Completion because of the failure of another person to discharge that Tax.

25.28
Transactions since 30 June 2015: Since 30 June 2015 no transaction entered into by a HAPAC Entity is a CGT event that will or could rise to a net capital gain that would be included in the assessable income of a HAPAC Entity.

25.29
GST registration: Each HAPAC Entity is and has been registered for GST if required to be registered for GST. No HAPAC Entity is, or has been as at the date of Completion, a member (including a representative member) of a GST group, GST joint venture or partnership.

25.30	GST (other): Each HAPAC Entity has:

(a)	complied in all respects with the GST Law; and

(b)
complied in all respects with all laws, contracts, agreements or arrangements binding on it relating to GST and, where a HAPAC Entity has the right to require another party to any such agreement or arrangement to pay to it an amount on account of GST, it has enforced that right.

25.31
Supplies (1): There is no contract, agreement or arrangement requiring a HAPAC Entity to supply anything where the consideration for the supply does not include an amount in respect of GST and that does not contain a provision enabling the HAPAC Entity as supplier to recover from the other party to the contract, agreement or arrangement an amount equal to the amount of GST payable on the supply.

25.32
Supplies (2): There is no contract, arrangement or understanding requiring a HAPAC Entity to pay any amount in respect of GST on a supply which does not contain a provision enabling the HAPAC Entity as recipient to require the other party to the contract, arrangement or understanding to provide to the HAPAC Entity a tax invoice for any GST on that supply prior to the due date for payment for that supply.

25.33	Payment of GST: None of the HAPAC Entities have been paid any amount on account of, or in respect of, GST by any entity which it was not contractually entitled to be paid.

25.34
Systems: Each HAPAC Entity has, and has had in place at all times during which a GST obligation may have arisen, all systems necessary to properly administer the payment of GST and the recovery of input tax credits, the issue of tax invoices and adjustment notes and all other functions necessary to properly administer and account for GST.

25.35	Share Capital Accounts: The share capital account of each HAPAC Entity has not become tainted within the meaning of Section 197-50 of the Income Tax Assessment 1997.

25.36	Limited recourse debt. No HAPAC Entity has entered into limited recourse debt arrangements to which Division 243 of the Income Tax Assessment Act 1997 (Cth) is applicable to.

25.37
Value shifting. No HAPAC Entity has engaged in arrangements which would attract the value shifting provisions in Division 723, Division 725 and Division 727 of the Income Tax Assessment Act 1997 (Cth).

25.38
Stamp Duty: All transactions and instruments for which a HAPAC Entity is the person statutorily liable to pay the stamp duty, or where a HAPAC Entity has agreed to pay the stamp duty, have been lodged with the relevant Governmental Agency, are stamped, are not insufficiently stamped, the stamp duty has been paid and there is no requirement to upstamp on the account of an interim assessment.

25.39
Reconstruction Relief: No HAPAC Entity has been a party to or been a member of a corporate group that has applied for corporate reconstruction (or a similar exemption or concession) from stamp duty in relation to any transaction in the 3 years prior to Completion. No event has occurred, or will occur as a result of anything provided for in this Agreement, including entry into and completion of this agreement, that may result in stamp duty becoming payable by a HAPAC Entity in respect of a corporate reconstruction exemption (or similar exemption/concession) from stamp duty that has been granted by a Governmental Agency.

26.	Information

26.1
The information provided by the Principal Seller about the HAPAC Group and Business contained in the Disclosures is true and accurate, in all material respects, and, to the knowledge of the Principal Seller, is not misleading or deceptive, whether by omission or otherwise.

26.2
The Principal Seller has not knowingly withheld any material information about the HAPAC Group or Business from the Buyers, the omission of which would render the Disclosures misleading, incomplete or inaccurate in any material respect.

Part B.First Thailand Seller’s Title & Capacity Warranties

1.
The First Thailand Seller has the requisite power and authority and has taken all necessary actions to enter into and perform this Agreement, and may enter into this Agreement and perform their obligations under this Agreement without requiring or obtaining the consent of any other person or authority.

2.	The First Thailand Seller is the legal owner and registered holder of the First Thailand Share, free from any Security Interests.

3.	The First Thailand Seller is not affected by an Insolvency Event.

4.	The entry into and performance of this Agreement by the First Thailand Seller does not constitute a breach of any obligation or default under any agreement by which the First Thailand Seller is bound.

5.	This Agreement constitutes a valid, legal and binding obligation of the First Thailand Seller enforceable in accordance with its terms by appropriate legal remedy.
Part C.Second Thailand Seller’s Title & Capacity Warranties

1.
The Second Thailand Seller has the requisite power and authority and has taken all necessary actions to enter into and perform this Agreement, and may enter into this Agreement and perform their obligations under this Agreement without requiring or obtaining the consent of any other person or authority.

2.	The Second Thailand Seller is the legal owner and registered holder of the Second Thailand Shares, free from any Security Interests.

3.	The Second Thailand Seller is not affected by an Insolvency Event.

4.
The entry into and performance of this Agreement by the Second Thailand Seller does not constitute a breach of any obligation or default under any agreement by which the Second Thailand Seller is bound.

5.	This Agreement constitutes a valid, legal and binding obligation of the Second Thailand Seller enforceable in accordance with its terms by appropriate legal remedy.

Schedule 8.Buyers’ Warranties

Part A.The Principal Buyer

1.	The Principal Buyer is duly incorporated, and registered in New South Wales, and validly exists under the laws of the New South Wales.

2.	The Principal Buyer has the legal right and full corporate power to enter into and perform this Agreement and has obtained all necessary consents to do so.

3.	This Agreement constitutes a valid, legal and binding obligation of the Principal Buyer enforceable in accordance with its terms by appropriate legal remedy.

4.	The entry into and performance of this Agreement by the Principal Buyer does not constitute a breach of any obligation or default under any agreement by which the Principal Buyer is bound.

5.
No Insolvency Event has occurred in respect of the Principal Buyer and so far as the Principal Buyer is aware, there are no facts, matters or circumstances which could reasonably be expected to give rise to an Insolvency Event.

6.	The Principal Buyer enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

Schedule 9.Completion Statement

Basis of preparation
The Completion Statement will be prepared in accordance with clause 9.3 of this agreement.
Accounting policies
The Completion Statement must be prepared in accordance with the following specific accounting principles:

(a)	The Completion Statement must be prepared, in good faith, in accordance with the principles, accounting policies, and estimates used in the calculation of the Target Working Capital Amount.

(b)	The Completion Statement must be prepared in Australian Dollars.

(c)
To the extent that an item has been taken into account in determining the Completion Statement, it will not be included in any other adjustment pursuant to this Agreement. No asset or liability will be counted more than once within either the Completion Statement or any other adjustment pursuant to this Agreement.

(d)
For the purpose of this Schedule 9, in preparing the Completion Statement, there shall be no non-cash release of accrued expenses or provisions between the 30 June 2019 HAPAC Consolidated Management Accounts and the Completion Date. For the avoidance of doubt, these expenses will be added back as accrued expenses or provisions in the Completion Statement.

(e)	No amounts shall be included in the Completion Statement in relation to deferred tax assets or deferred tax liabilities.

(f)
The Sellers’ Group must ensure that any debt or loan balances between a HAPAC Entity and a Sellers’ Group entity are fully repaid and extinguished prior to Completion without any Liability to a Seller Group Member included in the Completion Statement.

(g)	Any receivable aged over 90 days will be written down by 20% and any receivable where recoverability may be doubtful will be written-off.

(h)	Any identified customer chargebacks relating to trade receivables will be deducted from trade receivables in preparing the Completion Statement.
Completion Statement
The Final Completion Working Capital Amount in the Completion Statement must be prepared with reference to the following general ledger account codes:

Local Account	Corporate Account	Account Description	Final Completion Working Capital Amount
06000	120	Trade Debtors	[]
120000	120	Receivable - Trade	[]
120005	120	Receivable - Revaluation	[]
120010	120	Receivable - Accrual	[]
120015	120	Receivable Marketing Account Offset	[]
120020	120	Customer Open Payments	[]
120025	120	Unclaimed Customer Credits - Provision	[]
120030	120	Receivable - Accrual for Rebates	[]
		Accounts Receivable - Trade	[]
06150	130	Stock Raw Materials	[]
06151	133	Stock Finished Goods	[]
06160	132	Work In Progress	[]
130000	130_10	Invent - Raw Materials	[]
130400	130_10	Invent - Consumables	[]
130500	130_10	Invent - Paint	[]
132000	132	Invent - WIP	[]

132005	132	Invent - Sub Assembly	[]
133000	133	Invent - FG	[]
133005	133	Invent - In Transit Warehouse Transfers	[]
133006	133	Unrealised Shared Inventory Profit	[]
133007	133	Share Inventory at Sales Value	[]
133010	133	Invent - In Transit O/Seas	[]
133015	133	Invent - Cut-Off/Returns Accrual	[]
133030	133	Elim Intercompany profit in Stock	[]
133035	133	Invent - FG Accrual	[]
133040	133	Invent - Customer Stock Offset	[]
134000	134	Invent - Provision Obsolescence	[]
134010	135	Invent - Provision For NRV	[]
135000	135	Invent - Revaluation Reserve	[]
136000	136	Invent - Provision Stock Loss	[]
136010	136	Invent - Provision for Defective Stock	[]
137000	137	Invent - Capitalised FIFO	[]
		Inventory	[]
06185	149	Prepayments	[]
140000	140	Prepaid - Customer Tooling/Testing	[]
141000	141	Prepaid - Insurance General	[]
141010	141	Prepaid - Insurance Workers' Comp	[]
144000	144	Contract Assets - Short Term	[]
145035	145	Receivable - Revenue Department	[]
145036	145	VAT Pending	[]
146000	146	Prepaid Deposits	[]
149015	149	Prepaid - Dues & Subs	[]
149020	149	Prepaid - Dp Software & Licenses	[]
149025	149	Prepaid - Other	[]
149030	149	Prepaid - Advertising	[]
149035	149	Prepaid - Property Rates & Taxes	[]
149040	149	Prepaid - Withholding Tax	[]
		Pre Paid and Other Assets	[]
07200	205	Creditors Trade Control	[]
07206	205	GRN Accrual	[]
06180	205	Clearing Suspense	[]
205000	205	Trade Payable - Control	[]
205005	205	Trade Payable - Revaluation	[]
205010	205	Trade Payable - Accrual	[]
205011	205	Trade Payable - Accrual Offset	[]
205015	205	Trade Payable - Vouchers Payable (GRNI)	[]
205016	205	Trade Payable - (WinMagi Rollover GRNI)	[]
205020	205	Trade Payable - Landing Cost Payable	[]
205025	205	Trade Payable - Credit Card Liability	[]
		Accounts Payable - Trade	[]
06140	257	Provision For Acc	[]
06200	252	Gst Refundable	[]
07196	252	Australian Gst Payable	[]
07198	261	Rates Accrual	[]
07199	261	Accruals	[]
07203	252	Gst Payable Outstanding	[]
07204	240	Wages Outstanding	[]
07205	240	Wages & Paye Accrual	[]
07214	261	Southern Cross	[]
07226	260	Nissan Nz Promotional Fund	[]

07227	260	Hyundai Promotional Fund	[]
07320	241	Provision For Holiday Pay	[]

239000	239	Contract Liabilities - Current	[]
240000	240	Payable - Salaries & Wages	[]
240010	240	Payable - Expected Contr. Social Security	[]
241000	241	Payable - RDO Liability	[]
241005	241	Payable - Annual Leave Liability	[]
241010	241	Payable - LSL Liability - Short Term	[]
243000	243	Payable - Bonus - Contractual	[]
243010	243	Payable - Bonus - Salesman	[]

252000	252	GST / VAT - Input (Purchases)	[]
252005	252	GST / VAT - Output (Sales)	[]
252010	252	GST / VAT - Clearing	[]
252015	252	GST / VAT - Pending	[]
252020	252	GST / VAT - Input Suspend	[]
252035	252	Payable - Tax Authorities	[]
256000	256	Payable - Royalties	[]
257000	257	Accrued Insurance Workers' Comp	[]
259000	259	Accrued Insurance General	[]
260000	260	Accrued Advertising & Sales Promotion	[]
261000	261	Payable - Insurances W/Comp	[]
261005	261	Payable - Accrued Rebates	[]
261010	261	Payable - Accrued Comms	[]
261015	261	Payable - Overpayments - Trade Receivabl	[]
261020	261	Payable - Training - Govt Funded	[]
261025	261	Payable - Paid Parental Leave - Govt Fun	[]
261030	261	Payable - Other	[]
261035	261	Payable - W/Comp refundable	[]
261040	261	Payable - Superannuation	[]
261045	261	Payable - Prof Fees Accrued	[]
261050	261	Payable - FBT	[]

261065	261	Payable - Supplier's WT	[]
261070	261	Abbotts Road - make good	[]
261075	261	Customer Inventory	[]
		Accrued Liabilities - other	[]

		Completion Working Capital Amount	[]
		Less: Target Working Capital	29,000,000
		Working Capital Adjustment[1]	[]
1The Working Capital Adjustment will only form part of the Net Adjustment Amount if the Working Capital Adjustment exceeds the Working Capital Buffer

Completion Statement	AUD in 000s
Working Capital Adjustment	[]
Completion Debt Amount[2]	[]
Net Adjustment Amount	[]
2Amount must be consistent with the definitions of Debt (under this agreement) and in accordance with the Accounting Principles set out in Schedule 9.

Execution Page
Executed as an agreement by:
Cequent Bermuda Holdings Ltd
By:     /s/ Jay Goldbaum_
Jay Goldbaum, Vice President & Director

Horizon Euro finance LLC
By:     /s/ Jay Goldbaum_
Jay Goldbaum, Vice President & Manager

Horizon GBP Finance LLC
By:     /s/ Jay Goldbaum_
Jay Goldbaum, Vice President & Manager

Hayman Pacific BidCo Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Antony Duthie	/s/Andrew Charlier
Signature of director	Signature of director/secretary
Antony Duthie	Andrew Charlier
Name of director	Name of director/secretary